UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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☐	Preliminary Proxy Statement

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☒	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to §240.14a-12

IDEX Corporation (Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if Other Than The Registrant)
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3100 Sanders Road, Suite 301

Northbrook, IL 60062

March 23, 2022

Dear Stockholders,

You are cordially invited to attend the Annual Meeting of Stockholders of IDEX Corporation (the Company) in a virtual format only via the Internet, which will be held on Friday, May 6, 2022, at 9:00 a.m. Central Time. In order to attend the Annual Meeting, vote during the Annual Meeting and submit questions, stockholders must go to http://www.virtualshareholdermeeting.com/IEX2022 and enter the 16-digit control number found in their proxy materials.

The meeting will be held virtually due to the continuing public health impact of the COVID-19 pandemic and to support the health and well-being of IDEX management and stockholders. The following pages contain our notice of annual meeting and proxy statement. Please review this material for information concerning the business to be conducted at the 2022 Annual Meeting, including the nominees for election of directors named in this proxy statement.

We will provide access to our proxy materials and 2021 Annual Report on the Internet and are mailing paper copies only to those stockholders who have requested them. For further details, please refer to the section entitled Summary beginning on page 1 of the proxy statement.

Whether or not you plan to attend the 2022 Annual Meeting, it is important that your shares be represented. Please vote via telephone, the Internet or proxy card. If you own shares through a bank, broker or other nominee, please execute your vote by following the instructions provided by such nominee.

On behalf of the Board of Directors, I would like to express our appreciation for your continued interest in the Company.

Sincerely,

WILLIAM M. COOK

Chairman of the Board

NOTICE OF 2022 ANNUAL MEETING OF STOCKHOLDERS

Date and Time	Friday, May 6, 2022, at 9:00 a.m. Central Time
Place	Go to http://www.virtualshareholdermeeting.com/IEX2022 and enter the 16-digit control number found in your proxy materials
Agenda

1.  Election of the three Class III members of the IDEX Board of Directors named in this proxy statement, each for a term of three years, and election of the one Class II member of the IDEX Board of Directors named in this proxy statement, for the remaining term of two years.

2. Advisory vote to approve named executive officer compensation
3. Ratification of the appointment of Deloitte & Touche LLP as our independent registered accounting firm for 2022
4. To transact such other business as may properly come before the 2022 Annual Meeting or any adjournment or postponement thereof
Voting Recommendations	The Company’s Board of Directors recommends that you vote:
1. “FOR” all the director nominees
2. “FOR” the approval of the compensation of our named executive officers
3. “FOR” the ratification of the appointment of Deloitte & Touche LLP
Proxy Voting

Your vote is important. You can vote your shares by Internet, by telephone, or by mail. Instructions for each of these methods and the control number that you will need are provided on the proxy card. If your shares are held in “street name” in a stock brokerage account, or by a bank or other nominee, you must provide your broker with instructions on how to vote your shares in order for your shares to be voted on important matters presented at the 2022 Annual Meeting.

March 23, 2022	By Order of the Board of Directors, LISA M. ANDERSON
Senior Vice President, General Counsel and Corporate Secretary

Important Notice Regarding the Availability of Proxy Materials for the 2022 Annual Meeting

The Proxy Statement and 2021 Annual Report are available online at:

http://phx.corporate-ir.net/phoenix.zhtml?c=83305&p=irol-reportsAnnual

Page

SUMMARY	1
PROPOSAL 1 — ELECTION OF DIRECTORS	5

i

SUMMARY

IDEX Corporation (the Company or IDEX) has prepared this proxy statement (Proxy Statement) in connection with the solicitation by the Company’s Board of Directors (the Board) of proxies for the Annual Meeting of Stockholders to be held virtually on Friday, May 6, 2022, at 9:00 a.m. Central Time (the Annual Meeting). In order to attend the Annual Meeting, vote during the Annual Meeting and submit questions, stockholders must go to http://www.virtualshareholdermeeting.com/IEX2022 and enter the 16-digit control number found in their proxy materials. The meeting webcast will begin promptly at 9:00 a.m., Central Time, on May 6, 2022. We encourage you to access the webcast prior to the scheduled start time of the Annual Meeting. If you encounter any difficulties accessing the virtual Annual Meeting, please call the technical support number that will be posted on the virtual shareholder meeting log in page. The Company commenced distribution of, or otherwise made available, this Proxy Statement and the accompanying materials on March 23, 2022.

Who is entitled to vote at the Annual Meeting?

You are entitled to vote if you owned shares of IDEX’s common stock, par value $0.01 per share (Common Stock) as of the close of business on March 11, 2022, the record date of the Annual Meeting. On the record date, a total of 76,104,749 shares of Common Stock were outstanding. Each share of Common Stock entitles its holder of record to one vote on each matter upon which votes are taken at the Annual Meeting. There is no cumulative voting. No other securities are entitled to be voted at the Annual Meeting.

How do I vote?

Even if you plan to attend the Annual Meeting virtually, we encourage you to vote as soon as possible, using one of the methods listed below.

By Internet	By Telephone	By Mail	Virtually
www.proxyvote.com Open until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the website and follow the instructions.	1-800-690-6903 Open until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and follow the instructions.	Mark, sign and date your proxy card and return it in the postage-paid envelope or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717

In order to vote during the Annual Meeting you must go to http://www.virtualshareholder
meeting.com/IEX2022 and enter the 16-digit control number found in your proxy materials. If you decide to attend the Annual Meeting, you will be able to vote using the link above, even if you have previously voted

by Internet, telephone or mail.

If you vote by telephone or over the Internet, you should not mail your proxy card. If your completed proxy card or telephone or Internet voting instructions are received prior to the Annual Meeting, your shares will be voted in accordance with your voting instructions.

If your shares are held in “street name” (that is, they are held in the name of a broker, financial institution or other nominee), you will receive instructions with your materials that you must follow in order to have your shares voted.

Please review your voting instruction form to determine whether you will be able to vote by telephone or over the Internet.

Will I be able to ask questions at the Annual Meeting?

We are committed to ensuring that stockholders will be afforded the same rights and opportunities to participate as they would at an in-person meeting. Our directors and members of our management team will join the virtual meeting and be available for questions, and we are committed to answering all relevant questions we receive during the meeting. Stockholders may submit questions during the meeting through the virtual meeting platform at http://www.virtualshareholdermeeting.com/IEX2022 and enter the 16-digit control number found in their proxy materials. We will address as many questions during the meeting as time permits, but if there are any questions that cannot be addressed due to time constraints or for any other reason, we will post answers to such questions on our website following the meeting. If we receive substantially similar questions, we may group them together and provide a single response to avoid repetition. Only questions that are relevant to the purpose of the Annual Meeting or our business will be answered.

What is a quorum for the Annual Meeting?

A quorum of stockholders is necessary to take action at the Annual Meeting. A majority of outstanding shares of Common Stock entitled to vote at the meeting present at the Annual Meeting or represented by proxy will constitute a quorum. The Company will appoint election inspectors to determine whether or not a quorum is present, and to tabulate votes cast by proxy or virtually at the Annual Meeting. Under certain circumstances, a broker or other nominee may have discretionary authority to vote shares of Common Stock if instructions have not been received from the beneficial owner or other person entitled to vote.

The election inspectors will treat abstentions and broker non-votes (which occur when a broker or other nominee holding shares for a beneficial owner does not vote on a particular proposal because such broker or other nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner) as present for purposes of determining the presence of a quorum for the transaction of business at the Annual Meeting.

What are the voting requirements?

Proposal	Vote Required	Effect of Broker Non-Votes	Effect of Abstentions

Election of Directors	A nominee for director will be elected if the votes cast for such nominee exceed the votes cast against such nominee	No effect	No effect

Advisory Vote on Executive Compensation	The affirmative vote of a majority of shares present at the Annual Meeting or represented by proxy and entitled to vote on the matter	No effect	“Against”

Ratification of Auditors	The affirmative vote of a majority of shares present at the Annual Meeting or represented by proxy and entitled to vote on the matter	Brokers have discretion to vote	“Against”

What happens if a nominee does not receive a majority vote in an uncontested election?

The Company’s Corporate Governance Guidelines provide for a majority vote with respect to the election of directors. Any nominee who receives a greater number of against votes than affirmative votes in an uncontested election is required to submit an offer of resignation for consideration by the Nominating and Corporate Governance Committee of the Board within 90 days from the date of election.

The Nominating and Corporate Governance Committee must then consider all of the relevant facts and circumstances and recommend to the Board the action to be taken with respect to the offer of resignation.

How does the Board recommend that I vote?

The Board recommends that you vote:

1. FOR the election of each of the Company’s nominees named in this proxy as directors.

2. FOR the approval of the compensation of the Company’s named executive officers.

3. FOR the ratification of the appointment of auditors.

What happens if I do not specify a choice for a matter when returning my proxy card?

If you sign and return your proxy card but do not give voting instructions, your shares will be voted as recommended by the Board, and in the discretion of the proxy holders as to any other business which may properly come before the Annual Meeting.

What can I do if I change my mind after I vote my shares?

You can revoke a proxy prior to the completion of voting at the Annual Meeting by:

1.	Mailing a new proxy card with a later date.
2.	Casting a new vote on the Internet or by telephone.
3.	Sending a written notice of revocation addressed to Corporate Secretary, IDEX Corporation, 3100 Sanders Road, Suite 301, Northbrook, IL 60062.
4.	Voting virtually at the Annual Meeting at http://www.virtualshareholdermeeting.com/IEX2022 and enter the 16-digit control number found in your proxy materials.

If your shares are held in “street name,” please contact your broker, financial institution or other nominee and comply with such nominee’s procedures if you want to change or revoke your previous voting instructions.

Who will solicit the proxies and who will pay the cost of this proxy solicitation?

The Company will bear the costs of preparing and mailing this Proxy Statement and other costs of the proxy solicitation made by the Board. Certain of the Company’s officers and employees may solicit the submission of proxies authorizing the voting of shares in accordance with the Board’s recommendations, but no additional remuneration will be paid by the Company for the solicitation of those proxies. Any such solicitations may be made by personal interview, telephone, email or facsimile transmission.

The Company has made arrangements with brokerage firms and other record holders of its Common Stock to forward proxy solicitation materials to the beneficial owners of such Common Stock. The Company will reimburse those brokerage firms and others for their reasonable out-of-pocket expenses in connection with this work.

In addition, the Company has engaged Morrow Sodali LLC, 470 West Avenue, Stamford, Connecticut, to assist in proxy solicitation and collection at a cost of $7,000, plus out-of-pocket expenses.

Why did I receive a “Notice of Internet Availability of Proxy Materials” but no proxy materials?

As permitted under rules of the Securities and Exchange Commission (SEC), we are making our proxy materials available to stockholders electronically via the Internet. We believe electronic delivery expedites receipt of our proxy materials by stockholders, while lowering the costs and reducing the environmental impact of the Annual Meeting.

If you receive a Notice of Internet Availability of Proxy Materials by mail, you will not receive a printed copy of the proxy materials by mail unless you specifically request it. Instead, the Notice of Internet Availability will provide instructions as to how you may review the proxy materials and submit your voting instructions over the Internet.

If you receive the Notice of Internet Availability by mail and would like to receive a printed copy of the proxy materials, you should follow the instructions in the notice for requesting a printed copy. In addition, the proxy card contains instructions for electing to receive proxy materials over the Internet or by mail in future years.

PROPOSALS TO BE VOTED ON AT THE 2022 ANNUAL MEETING

PROPOSAL 1 — ELECTION OF DIRECTORS

The Company’s Restated Certificate of Incorporation, as amended, provides for a three-class Board of Directors, with one class being elected each year for a term of three years. The Board currently consists of eleven members, four of whom are Class III directors whose terms will expire at this year’s Annual Meeting, three of whom are Class I directors whose terms will expire at the Annual Meeting to be held in 2023, and four of whom are Class II directors whose terms will expire at the Annual Meeting to be held in 2024.

Ernest J. Mrozek, a Class III director since 2010, is retiring from the Board immediately following this year’s Annual Meeting and will not stand for reelection at the Annual Meeting. The Company is grateful to Mr. Mrozek for his many contributions during his Board service.

In light of the retirement of Mr. Mrozek, the Board decided to rebalance director classes and move Eric D. Ashleman, who was serving as a Class I director, into Class III. Mr. Ashleman will stand for election this year as a Class III director. In addition, the Board appointed L. Paris Watts-Stanfield to the Board as a Class II director effective February 25, 2022. Ms. Watts-Stanfield will voluntarily stand for election this year for her remaining term as a Class II director.

The size of the Board will be reduced to ten members immediately following the Annual Meeting.

Overview of IDEX Board of Directors

Our directors have a proven record of success, exhibit high integrity, are loyal to the Company and committed to its success and have knowledge of corporate governance and practices. Ten out of our 11 directors are independent, the average tenure of our directors is 6.1 years, and the average age of our directors is 60.1 years old. The matrix below illustrates the diverse set of skills, knowledge, experiences, backgrounds and personal attributes represented on our Board.

	CLASS I DIRECTORS			CLASS II DIRECTORS				CLASS III DIRECTORS
Experience, Skill or Attribute	Beck	Christenson	Helmkamp	Buthman	Cook	Gunter	Watts- Stanfield	Ashleman	Mrozek	Parry	Satterthwaite
Leadership, Strategy and Operations:
Deep senior leadership experience with the following:
Decentralized/diversified business	x	x						x	x	x
Scale		x	x	x	x	x	x		x		x
International/global manufacturing	x	x	x	x	x	x	x	x		x	x
M&A	x	x	x	x	x		x	x	x	x
Customer-focused organic growth	x	x	x	x	x	x	x	x	x	x	x
Technology/innovation			x			x		x		x
Current or former CEO and/or President	x	x	x		x			x			x
Other public company board experience	x	x		x	x			x	x	x
Corporate social responsibility/sustainability experience	x			x				x			x
Financial:
High level of financial literacy	x	x	x	x	x	x	x	x	x	x	x
“Audit Committee Financial Expert”	x	x	x	x	x		x	x	x
Board Tenure:
Years	4.2	2.8	6.4	5.9	13.9	1.2	0.1	1.3	11.7	9.3	10.9
Demographic Information:
Gender
Male	x	x		x	x			x	x	x	x
Female			x			x	x
Age (Years Old)	56	62	56	61	68	49	57	55	68	68	61
Nationality
American	x	x	x	x	x	x	x	x	x	x	x
British										x
Race/Ethnicity
Hispanic or Latino
White	x	x	x	x	x			x	x	x	x
Asian
Black or African American						x	x
Native Hawaiian or Other Pacific Islander
American Indian or Alaska Native
Two or more races
Openly LGBTQ
Disability
Military Service

The Board has nominated three individuals for election as Class III directors to serve for a three-year term expiring at the Annual Meeting to be held in 2025, or upon the election and qualification of their successors. The Class III nominees of the Board are Livingston L. Satterthwaite, David C. Parry and Mr. Ashleman, each of whom is currently serving as a director of the Company.

The Board has also nominated L. Paris Watts-Stanfield for election to the remainder of her term as a Class II director, to serve for the remainder of a term expiring at the Annual Meeting to be held in 2024, or upon the election and qualification of her successor. Ms. Watts-Stanfield was first identified as a candidate for director by a third-party search firm and was appointed to the Board effective February 25, 2022.

The nominees and the other incumbent directors are listed below, with brief statements setting forth their present principal occupations and other information, including any directorships in other public companies, and their particular experiences, qualifications, attributes and skills that led to the conclusion they should serve as directors. If for any reason any of the nominees are unavailable to serve, proxies solicited hereby may be voted for a substitute. The Board, however, expects the nominees to be available.

Our Board of Directors recommends that you vote FOR the election of each of the 2022 Class III director nominees and the Class II director nominee named in this proxy statement

CLASS III DIRECTOR NOMINEES

Mr. Satterthwaite has served since March 2021 as Vice Chairman of Cummins, Inc., a global power leader that designs, manufactures, distributes and services diesel and natural gas engines and engine-related component products. Prior to that since October 2019, he was President and Chief Operating Officer of Cummins. From April 2015 through October 2019, Mr. Satterthwaite served as President of Cummins Distribution Business, a unit of Cummins. Prior to that, Mr. Satterthwaite served as President of Cummins Power Generation from June 2008 to April 2015.

Livingston L. Satterthwaite Age: 61 Director since April 2011 Independent Committees: Compensation Nominating and Corporate Governance

Mr. Satterthwaite’s business leadership and sales skills, international experience and extensive experience in industrial manufacturing led to the conclusion that he should serve on the Board of Directors. Since joining Cummins in 1988, Mr. Satterthwaite has held various positions at Cummins Power Generation and other divisions of Cummins, including 14 years in managerial and sales positions in the United Kingdom and Singapore.

Prior to joining Cummins, Mr. Satterthwaite spent four years at Schlumberger Limited, an oil field services provider, as a general field engineer.

Mr. Satterthwaite received a bachelor of science degree in civil engineering from Cornell University and a master of business administration degree from Stanford University.

Mr. Parry served as Vice Chairman of Illinois Tool Works Inc. (ITW) from 2010 until his retirement in April 2017. From prior to 2009 until 2010, Mr. Parry was Executive Vice President of ITW with responsibility for the Polymers and Fluids Group.

Mr. Parry’s strategic and operating leadership skills and global commercial perspective gained from over 30 years of international business leadership experience, his significant acquisition experience and his extensive expertise in the industrial products manufacturing industry led to the conclusion that he should serve on the Board of Directors. During 18 years of executive and management experience in various senior management positions at ITW, a multinational manufacturer of a diversified range of industrial products and equipment, Mr. Parry successfully grew the operations and profitability of multiple business units and helped ITW complete numerous acquisitions.

David C. Parry Age: 68 Director since December 2012 Independent Committees: Audit Nominating and Corporate Governance

Prior to joining ITW in 1994, Mr. Parry spent 17 years in various executive and management positions at Imperial Chemical Industries, which at the time was one of the largest chemical producers in the world.

Mr. Parry received a bachelor of science degree in chemistry, a master of science degree in chemistry and a Ph.D. in polymer chemistry from Victoria University of Manchester, Manchester, England.

Mr. Parry previously served as a director of Celanese Corporation.

Mr. Ashleman was appointed a director and Chief Executive Officer of the Company in December 2020. He has served as President of the Company since February 2020. Prior to that, Mr. Ashleman served since July 2015 as the Company’s Chief Operating Officer. From February 2014 to July 2015, Mr. Ashleman was Senior Vice President and Group Executive of the Company’s Global Dispensing, Fire & Safety/Diversified Products and Health & Science and Optics business segments. From September 2011 to February 2014, Mr. Ashleman was Vice President and Group Executive of the Company’s Fire & Safety/Diversified Products business segment. From April 2010 to September 2011, Mr. Ashleman was President of Gast Manufacturing and Global Dispensing. Mr. Ashleman joined IDEX in March 2008 as President of Gast Manufacturing.

Eric D. Ashleman Age: 55 Director since December 2020 Chief Executive Officer and President

Mr. Ashleman’s significant industrial manufacturing and operations experience, coupled with his extensive management experience, led to the conclusion that he should serve on the Board of Directors. Mr. Ashleman has been integral to the Company’s success, including his role in developing our distinct culture, business model and global strategy.

Mr. Ashleman received a bachelor of arts degree in economics and a master of business administration degree from the University of Michigan.

Mr. Ashleman is a director of Modine Manufacturing Co.

CLASS II DIRECTOR NOMINEE

Ms. Watts-Stanfield has served as Vice President and Chief Financial Officer, Greater China of Medtronic, Inc., a global leader in medical technology, services and solutions, since 2021. Ms. Watts-Stanfield served as Vice President and Chief Audit Executive at Medtronic, Inc. from 2017 to 2021. Previously, Ms. Watts-Stanfield was Chief Financial Officer, Alcoa Transportation and Construction Solutions Group from 2015 to 2017 and Vice President and Chief Audit Executive from 2012 to 2015 at Alcoa, Inc., a global producer of aluminum. Prior to Alcoa, Inc., Ms. Watts-Stanfield served as Vice President, Finance & Strategy from 2010 to 2012 and Vice President, Internal Audit – International from 2009 to 2010 at Walmart Stores, Inc.

Age: 57 Director since February 2022 Independent Committees: Audit

Ms. Watts-Stanfield’s extensive experience in finance and audit matters, significant experience within global business leadership and strong background in business development led to the conclusion that she should serve on the Board of Directors.

Ms. Watts-Stanfield received a bachelor of science degree in mathematics from the State University of New York, Brockport and a master of business administration degree from the University of Rochester.

OTHER INCUMBENT DIRECTORS

Class I: Three-Year Term Expires in 2023

Ms. Helmkamp has served as President and Chief Executive Officer of Cartus Corporation, the relocation services segment of Realogy Holdings Corp., the largest full-service residential real estate services company in the United States, since June 2018. Previously, Ms. Helmkamp served as Chief Executive Officer of Lenox Corporation from November 2016 to June 2018. Prior to Lenox Corporation, Ms. Helmkamp served as Chief Executive Officer of SVP Worldwide from 2010 through 2014, and as Senior Vice President, North America Product for Whirlpool Corporation from 2008 to 2010.

Katrina L. Helmkamp Age: 56 Director since November 2015 Independent Committees: Audit Nominating and Corporate Governance (Chair)

Ms. Helmkamp’s operating leadership skills and her experience across multiple markets and technologies led to the conclusion that she should serve on the Board of Directors. During her time at SVP Worldwide and Whirlpool Corporation, Ms. Helmkamp was responsible for managing the operations and profitability of global businesses that derived a substantial portion of their revenues from outside of the United States.

In addition, Ms. Helmkamp successfully oversaw numerous new product development and technology initiatives, including the launch of new products and service categories with improved margins and quality. Ms. Helmkamp also has significant mergers and acquisitions experience, both in identifying and evaluating potential targets, as well as leading post-acquisition integration activities.

Ms. Helmkamp received a bachelor of science degree in industrial engineering and a master of business administration degree from Northwestern University.

Mr. Beck is the co-founder and Chief Executive Officer of B-Square Precision, LLC, a private company engaged in the acquisition and management of companies that manufacture high-precision tools, dies, molds and components. Previously, Mr. Beck served as President and Chief Executive Officer of JELD-WEN Holding, Inc. JELD-WEN, one of the world’s largest door and window manufacturers, from November 2015 to February 2018, and was a director of JELD-WEN from May 2016 to February 2018. Prior to JELD-WEN, Mr. Beck served as an Executive Vice President at Danaher Corporation, leading Danaher’s water quality and dental programs, beginning in April 2014. Previously, he spent 18 years with Corning Incorporated in a series of management positions with increasing responsibility, culminating in his appointment as Executive Vice President overseeing Corning’s environmental technologies and life science units in July 2012. He also served on the board of directors of Dow-Corning Corporation from 2010 to 2014.

Mark A. Beck Age: 56 Director since January 2018 Independent Committees: Compensation Nominating and Corporate Governance

Mr. Beck’s experience as a chief executive officer of a public company with significant international operations and his track record of innovation and successfully integrating acquired businesses led to the conclusion that he should serve on the Board of Directors.

Mr. Beck received a bachelor of arts degree in business management from Pacific University and a master of business administration degree from Harvard University.

Mr. Beck is chairman of the board of Owens & Minor, Inc.

Mr. Christenson has served since April 2014 as Chief Executive Officer and Chairman of the Board of Directors of Altra Industrial Motion Corp., a leading global designer, producer and marketer of a wide range of electromechanical power transmission motion control products. From January 2009 to April 2014, Mr. Christenson served as President and Chief Executive Officer of Altra. Prior to that, Mr. Christenson served as President and Chief Operating Officer of Altra from January 2005 to December 2008. From 2001 to 2005, Mr. Christenson was President of Kaydon Bearings, a manufacturer of custom-engineered bearings and a division of Kaydon Corporation. Prior to joining Kaydon, Mr. Christenson held several management positions at TB Wood’s Incorporated and several positions at the Torrington Company, a division of Ingersoll Rand.

Carl R. Christenson Age: 62 Director since June 2019 Independent Committees: Compensation (Chair)

Mr. Christenson’s extensive experience leading industrial businesses and executing strategic acquisitions, including in his current role as chief executive officer of a public company with global operations, led to the conclusion that he should serve on the Board of Directors.

Mr. Christenson received bachelor of science and master of science degrees in Mechanical Engineering from the University of Massachusetts and a master of business administration degree from Rensselaer Polytechnic Institute.

Class II: Three-Year Term Expires in 2024

Mr. Cook was appointed Non-Executive Chairman of the Board of the Company in December 2020. Prior to that since April 2015, Mr. Cook served as Lead Director of the Company. Mr. Cook was appointed President and CEO of Donaldson Company in 2004. He served as Chairman of the Board, President, and Chief Executive Officer of Donaldson from 2005 to 2015, and then as Executive Chairman from 2015 to 2016 when he retired from Donaldson Company and its Board.

William M. Cook Age: 68 Director since April 2008 Non-Executive Chairman Independent Committees: Audit

Mr. Cook’s strong business, financial and organizational leadership skills and his relevant global experience in leading technology industries led to the conclusion that he should serve on the Board of Directors. Throughout his 35-year career at Donaldson, a technology-driven global company that designs and manufactures innovative filtration systems and their replacement parts, Mr. Cook served in senior executive positions in the U.S. and Europe, including as Chief Financial Officer and Senior Vice President, International.

Mr. Cook received a bachelor of science degree in business management and a master of business administration degree from Virginia Tech.

Mr. Cook is non-executive chairman of the board of Neenah, Inc. and non-executive chairman of the board of Axalta Coating Systems, Ltd. Mr. Cook previously served as a director of Valspar Corporation.

Mr. Buthman retired from Kimberly-Clark Corporation, a leading global manufacturer of consumer packaged goods and personal care products, in 2015, where he was Executive Vice President and Chief Financial Officer from January 2003 to April 2015. During his 33-year career at Kimberly-Clark, Mr. Buthman held a wide range of leadership roles, led or participated in more than 50 acquisition transactions totaling more than $10 billion in value and was part of an executive team that created more than $20 billion in shareholder value during his tenure as Chief Financial Officer.

Mark A. Buthman Age: 61 Director since April 2016 Independent Committees: Audit (Chair) Nominating and Corporate Governance

Mr. Buthman’s experience as a chief financial officer of a Fortune 150 company with significant international operations and as a public company director led to the conclusion that he should serve on the Board of Directors. Mr. Buthman, who has been a disciplined financial leader with a track record of allocating capital in shareholder-friendly ways, provides insights that are extremely valuable to our Board of Directors and management.

Mr. Buthman received a bachelor of business administration degree in finance from the University of Iowa.

Mr. Buthman is a director of West Pharmaceutical Services, Inc.

Ms. Gunter has served since May 2020 as Vice President and General Manager of IoT Global and Strategic Engagement at Microsoft Corporation, a leading global developer, manufacturer and licensor of consumer electronics. From April 2018 to May 2020, Ms. Gunter was Vice President of the Programmable Solutions Group and General Manager of Ecosystem Development and Operations at Intel Corporation, a leading global designer, manufacturer and marketer of computer products and technologies. Prior to that since October 2008, Ms. Gunter served in several leadership roles at Intel, including Chief of Staff and Technical Assistant to the CEO. Prior to joining Intel, Ms. Gunter held several positions at the Department of Defense from 2004 to 2008.

Lakecia N. Gunter Age: 49 Director since January 2021 Independent Committees: Compensation Nominating and Corporate Governance

Ms. Gunter’s deep technology and digital innovation experience and her extensive strategic and commercial leadership experience gained at two Fortune 50 companies led to the conclusion that she should serve on the Board of Directors. Ms. Gunter has successfully developed and executed strategic initiatives to create new business models and to accelerate the growth and increase the profitability of multiple technology solutions. Ms. Gunter architected the operating model to transform Intel from a PC-centric company to a data-centric company, which transformation led to a greater than 50% increase in revenues within 18 months.

Ms. Gunter received a bachelor of science degree in computer engineering from the University of South Florida and a master of science degree in electrical engineering from the Georgia Institute of Technology.

NOT STANDING FOR REELECTION

Mr. Mrozek served as Vice Chairman and Chief Financial Officer of The ServiceMaster Company, a residential and commercial service company, until his retirement in March 2008.

Mr. Mrozek’s strategic and operating leadership skills, his extensive experience and expertise in the business services industry and his financial reporting expertise led to the conclusion that he should serve on the Board of Directors. Through over 20 years of executive experience in various senior positions in general management, operations and finance at ServiceMaster, including more than eight years as President and Chief Operating Officer of ServiceMaster or one of its largest segments, Mr. Mrozek developed extensive knowledge of the business services industry and gained valuable financial expertise and experience in mergers and acquisitions.

Ernest J. Mrozek Age: 68 Director since July 2010 Independent Committees: Audit

Prior to joining ServiceMaster in 1987, Mr. Mrozek spent 12 years in public accounting with Arthur Andersen & Co. Mr. Mrozek has also acquired substantial experience in corporate governance as a director on the boards of several public and private companies.

Mr. Mrozek received a bachelor of science degree in accountancy with honors from the University of Illinois and is a certified public accountant, on inactive status.

Mr. Mrozek formerly served as a director of Advanced Disposal Services, Inc. and G&K Services Inc.

CORPORATE GOVERNANCE

Framework for Corporate Governance

The Board of Directors has the ultimate authority for the management of the Company’s business. The Corporate Governance Guidelines, the charters of the Board committees, the Code of Business Conduct and Ethics, and the Standards for Director Independence (Governance Documents) provide the framework for the governance of the Company. Copies of the current Governance Documents are available under the Investors link on the Company’s website at www.idexcorp.com.

Corporate Governance Guidelines and Code

of Business Conduct and Ethics

The Corporate Governance Guidelines address matters such as election of directors, size and retirement age for the Board, Board composition and membership criteria, the role and responsibilities of the Board and each of its committees, Board evaluations and the frequency of Board meetings (including meetings to be held without the presence of management).

The Code of Business Conduct and Ethics sets forth the guiding principles of business ethics and certain legal requirements applicable to all of the Company’s employees and directors.

Director Independence

The Board has adopted standards for determining whether a director is independent. These standards are based upon the listing standards of the New York Stock Exchange (NYSE) and applicable laws and regulations and are available on the Company’s website as described above. The Board also reviewed commercial relationships between the Company and organizations with which directors were affiliated by service as an executive officer. The relationships with these organizations involved the Company’s sale or purchase of products or services in the ordinary course of business that were made on arm’s-length terms and other circumstances that did not affect the relevant directors’ independence under applicable law and NYSE listing standards.

The Board has affirmatively determined, based on these standards and after considering the relationships described immediately above, that the following current directors are independent: Messrs. Beck, Buthman, Christenson, Cook, Mrozek, Parry and Satterthwaite, and Mss. Gunter, Helmkamp and Watts-Stanfield. The Board has also determined that Mr. Ashleman is not independent because he is the Chief Executive Officer and President of the Company (and was, until December 15, 2020, the Chief Operating Officer of the Company). In addition, Cynthia J. Warner, who served on the Board until her retirement on May 12, 2021, was determined to be independent. All standing Board committees are, and throughout fiscal year 2021 were, composed entirely of independent directors.

Director Nominations

The Board believes that maintaining a diverse membership with varying backgrounds, skills, expertise and other differentiating personal characteristics promotes inclusiveness, enhances the Board’s deliberations and enables the Board to better represent all of the Company’s constituents. Accordingly, the Board is committed to seeking out highly qualified women and minority candidates, as well as candidates with diverse backgrounds, skills and experiences as part of each Board search the Company undertakes. As part of this commitment, the Board has a policy to include at least two women and at least two racially or ethnically diverse candidates every time the Board conducts a search for a new member. The Board considers the following in selecting nominees for the Board:

Experience (in one or more of the following):

•	high level leadership experience in business or administrative activities;

•	specialized expertise in the industries in which the Company competes;

•	financial expertise;

•	breadth of knowledge about issues affecting the Company;

•	ability and willingness to contribute special competencies to Board activities; and

•	expertise and experience that are useful to the Company and complementary to the background and experience of other Board members, so that an optimal balance and diversity of Board members may be achieved and maintained.

Personal attributes and characteristics:

•	personal integrity;

•	loyalty to the Company and concern for its success and welfare, and willingness to apply sound independent business judgment;

•	awareness of a director’s vital part in the Company’s good corporate citizenship and corporate image;

•	time available for meetings and consultation on Company matters; and

•	willingness to assume fiduciary responsibilities.

Qualified candidates for membership on the Board shall not be discriminated against with regard to age, race, color, religion, sex, ancestry, national origin, sexual orientation or disability. In the past, the Company has engaged executive search firms to help identify and facilitate the screening and interviewing of director candidates. Any search firm retained by the Company to find director candidates is instructed to take into account all of the considerations used by our Nominating and Corporate Governance Committee, including diversity. After conducting an initial evaluation of a candidate, the Nominating and Corporate Governance Committee will interview that candidate if it believes the candidate is suitable to be a director. The Nominating and Corporate Governance Committee may also ask the candidate to meet with other members of the Board.

If the Nominating and Corporate Governance Committee believes a candidate would be a valuable addition to the Board, it will recommend to the full Board appointment or election of that candidate. Annually, the Nominating and Corporate Governance Committee reviews the qualifications and backgrounds of the directors, as well as the overall composition of the Board, and recommends to the full Board the slate of directors for nomination for election at the annual meeting of stockholders.

Board Refreshment and Retirement Policy

As part of its annual process, the Nominating and Corporate Governance Committee reviews each director’s continuation on the Board as well as the composition of the Board and its Committees. The Nominating and Corporate Governance Committee also considers the need for additional directors based on the strategy of the Company. When reviewing Board and Committee composition, the Nominating and Corporate Governance Committee considers the needs of the Company and the value of having directors with various tenures and experiences.

As set forth in our Corporate Governance Guidelines, a director must retire by the end of the term following such director’s 70th birthday. However, the Board, upon the recommendation of the Nominating and Corporate Governance Committee, may waive the requirement in any particular case or change the retirement age if it believes it is in the Company’s best interest.

Board Leadership Structure

The Nominating and Corporate Governance Committee, in consultation with the other independent directors, evaluates on an ongoing basis whether the Board’s leadership structure is appropriate to effectively address the evolving needs of our business and the long-term interests of our stockholders. The Committee then makes recommendations to the Board concerning the Board’s leadership structure, including whether the roles of Chairman and Chief Executive Officer should be separated or combined. The Board, in accordance with our Bylaws, elects a

Chairman from among the directors. The Board believes it is in the best interests of the Company and its stockholders for the Board to determine which director is best qualified to serve as Chairman in light of the circumstances at the time, rather than based on a fixed policy. As a result, the roles of Chairman and Chief Executive Officer have been combined at some times, while at other times the roles have been split. In the event that the Chairman is the Chief Executive Officer or is not an independent director, our Bylaws require that an independent Lead Director be elected by a majority of the independent directors.

Effective December 15, 2020, Mr. Cook became Non-Executive Chairman, when former Chief Executive Officer and Chairman Mr. Silvernail stepped down from the Board and Mr. Ashleman became Chief Executive Officer, as well as a member of the Board.

Our separate Chairman and Chief Executive Officer roles enable our Non-Executive Chairman to oversee corporate governance matters and our Chief Executive Officer to lead the Company’s business. Independent directors also chair our Board committees. This structure facilitates effective oversight, further strengthens our Board’s independent leadership and supports our commitment to enhancing shareholder value and strong governance.

The independent non-management directors of the Board meet separately as a group at every regularly scheduled Board meeting. During 2021, the Non-Executive Chairman presided at these non-management executive sessions. During 2021, the Board held seven meetings.

The Board believes that its current leadership structure provides independent board leadership and engagement.

During 2021, each director attended more than 75% of the aggregate number of meetings of the Board and of committees of the Board of which he or she was a member. The Company encourages its directors to attend the annual meeting of stockholders but has no formal policy with respect to that attendance. All of the directors holding office in 2021 attended the 2021 Annual Meeting.

Board’s Role in Risk Oversight

The Board oversees an annual assessment of enterprise risk exposure, and the management of such risk, conducted by the Company’s executives. The risk assessment was refreshed in 2021 and included an evaluation of the following risks on a short and longer term basis: M&A growth; organic growth; human capital management, including talent attraction, development and retention and diversity, equity and inclusion (DEI); cybersecurity; supply chain; geopolitical shifts; responsiveness to competition; ESG progress; digital skills; and data security/privacy.

When assessing enterprise risk, the Board focuses on the achievement of organizational objectives, including strategic objectives, to improve long-term performance and enhance stockholder value. Direct oversight allows the Board to assess management’s inclination for risk, to determine what constitutes an appropriate level of risk for the Company and to discuss with management risk prioritization, risk mitigation and risk accountability.

In addition, senior management provides the Board at least once a year and the Audit Committee at least twice a year updates on the Company’s information security/cybersecurity program. Such updates provide the results of internal and external assessments, including an external audit for companywide compliance with the industry-leading NIST (National Institute of Standards and Technologies) Cybersecurity Framework as well as specific business unit alignment with U.S. federal acquisition regulations and UK Cyber Essentials certifications. An annual external penetration test is performed against the Company’s network in addition to monthly internal vulnerability scans. All employees are required to complete annual cybersecurity awareness training and are regularly tested with internal phishing exercises. The Company maintains global cybersecurity insurance coverage reviewed annually for adequacy against operations and information systems.

The challenges and risk exposure of COVID-19 required continued engagement of the Board during 2021. Since the start of the pandemic in early 2020, the Board has discussed and provided oversight regarding COVID-19 risks at Board meetings and will continue to do so as necessary.

Both the Audit Committee and the Nominating and Corporate Governance Committee provide oversight of certain risks associated with environmental and social matters. The Audit Committee provides oversight of the Company’s compliance and corporate environmental, health and safety functions. The Nominating and Corporate Governance committee oversees the Company’s corporate social responsibility and sustainability efforts and progress.

Board and Committee Assessment Process

On an annual basis, the Board and each Committee conduct assessments, which consist of written self-assessment questionnaires, supplemented by individual interviews of each director conducted by the Chair of the Nominating and Corporate Governance Committee. The results of the assessment process are then reviewed and discussed by the Board and each Committee and have led to process and oversight improvements.

Board’s Engagement with Management

The Board approves the Company’s executive officers, delegates responsibilities for the conduct of the Company’s operations to those officers and monitors their performance. In addition, members of the Board informally mentor executive officers, meeting with such officers individually to share insights and experiences accumulated over the course of the directors’ careers.

During 2021, directors had a combination of in person and virtual meetings with management. As part of a new director onboarding program, two directors visited a manufacturing facility,

receiving a tour and participating in an operational review with senior management. During all of these in person interactions, all participants observed the Company’s COVID-19 protocols.

Board’s Role in Talent Development, Strategic Planning and DEI

Our Board calendar includes at least one meeting per year at which the Board participates in an extensive review of the Company’s talent management and retention strategies, leadership development pipeline and succession plans for senior management.

Each fall the Board participates in a multi-day three-year enterprise strategy review with the Company’s executive officers and other senior management. Management and the Board agree upon a strategy and it is used as a lens for decision making at each Board meeting following the annual comprehensive review. As a result, strategy discussions are a regular feature of Board meetings throughout the year.

DEI is an integral part of the Company’s overall strategy, and the Company continued its focus on DEI during 2021. It hired a Chief DEI Officer (CDO) reporting directly to the Chief Executive Officer. The new CDO engaged the executive leadership team and the board to finalize a three-year DEI high level strategy and tactics plan. The Board has made the Company’s DEI progress a standing item on its Board meeting agendas for regularly scheduled meetings.

Director Onboarding and Education

All new directors participate in our director onboarding program. The onboarding process includes meetings with senior leaders to familiarize new directors with the Company’s strategic vision, values and culture; operational and financial reporting structure; and legal, compliance and governance framework. In addition, new directors have also attended training courses led by IDEX senior leaders covering the 80/20 business process that serves as the foundation of IDEX’s operating model and seeks to accelerate profitable growth by focusing resources on our highest value opportunities.

The Board encourages all directors to participate in continuing director education programs, either individually or together with other Committee members, and directors are reimbursed for their expenses for such programs. Over the past year, directors attended virtual education seminars and webinars covering a variety of topics, including board, audit committee and compensation committee leadership, risk oversight and management, strategy, COVID-19, ESG, cybersecurity, harassment and DEI.

Investor Outreach

We value the input of our stockholders and believe that it is important to understand their questions and concerns about the Company. During 2021, we met with a number of our stockholders and prospective stockholders to answer questions about the Company and learn about matters that are important to them. We plan to continue our investor outreach efforts during 2022.

SASB Index/Corporate Social Responsibility

In March 2022, we published an index of our Sustainable Accounting Standards Board (SASB) sector standards. IDEX is a highly decentralized company serving several industries, markets, and customers. As such, the index contains our sustainability disclosures and accounting metrics across several industries, including Industrial Machinery & Goods, Medical Equipment & Supplies, Electrical & Electronic Equipment, Semiconductors, and Auto Parts. The disclosures and accounting metrics include, but are not limited to: product safety, design and lifestyle management; water, waste and energy management; workplace health and safety; supply chain management; and business ethics. The index is available under the Corporate Social Responsibility link on our website at www.idexcorp.com. We published our first disclosures in alignment with SASB as part of our Corporate Social Responsibility Report in March 2021, which is also available under this link. Please note that information posted on or accessible through websites referenced in this proxy statement is not incorporated by reference or otherwise included in this proxy statement.

Communications with Our Board

Stockholders and other interested parties may contact the Board and the directors by writing to Corporate Secretary, IDEX Corporation, 3100 Sanders Road, Suite 301, Northbrook, IL 60062. Inquiries sent will be reviewed, sorted and summarized by the Corporate Secretary before they are forwarded to any director.

BOARD COMMITTEES

Important functions of the Board are performed by committees comprised of members of the Board. There are three standing committees of the Board: the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee. Each committee has a written charter that is available on the Company’s website at www.idexcorp.com.

Subject to applicable provisions of the Company’s Bylaws and based on the recommendations of the Nominating and Corporate Governance Committee, the Board as a whole appoints the members of each committee each year at its February meeting. The Board may, at any time, appoint or remove committee members or change the authority or responsibility delegated to any committee, subject to applicable law and NYSE listing standards.

The following table summarizes the current membership of the committees of the Board.

Director	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Mark A. Beck		√	√
Mark A. Buthman	√		√
Carl R. Christenson		√
William M. Cook	√
Lakecia N. Gunter		√	√
Katrina L. Helmkamp	√		√
Ernest J. Mrozek	√
David C. Parry	√		√
Livingston L. Satterthwaite		√	√
L. Paris Watts-Stanfield	√

Audit Committee

Pursuant to its charter, the Audit Committee has the authority and responsibility to:

•	monitor the integrity of the Company’s financial statements, financial reporting process and systems of internal controls regarding finance, accounting, legal and regulatory compliance;

•	monitor the qualifications, independence and performance of the Company’s independent auditor and monitor the performance of the Company’s internal audit function;

•	hire and fire the Company’s independent auditor and approve any audit and non-audit work performed by the independent auditor;

•	provide an avenue of communication among the independent auditor, management and the Board;

•	prepare the audit committee report that SEC rules require to be included in the Company’s annual proxy statement;

•	provide oversight of the Company’s compliance, corporate environmental, health and safety and information security/cybersecurity functions; and

•	administer the Company’s Related Person Transactions Policy (described further below).

While the Board has the ultimate oversight responsibility for the risk management process, the Audit Committee focuses on financial risk management and exposure, and legal compliance. The Audit Committee receives an annual risk assessment report from the Company’s internal auditors and reviews and discusses the Company’s financial risk exposures and the steps management has taken to monitor, control and report those exposures.

During 2021, Messrs. Buthman, Cook and Mrozek served as members of the Audit

Committee for the full year; Mr. Beck served on the Audit Committee until November 10, 2021; and Ms. Helmkamp and Mr. Parry joined the Audit Committee on November 10, 2021. Ms. Watts-Stanfield became a member of the Audit Committee on February 25, 2022. The Board determined that each of Messrs. Beck, Buthman, Cook and Mrozek and Mss. Helmkamp and Watts-Stanfield is an “audit committee financial expert,” as defined by SEC rules.

The Audit Committee has adopted a written Related Person Transactions Policy regarding the review, approval or ratification of transactions with related persons. All related person transactions are approved by the Audit Committee. If the transaction involves a related person who is an Audit Committee member or immediate family member of an Audit Committee member, that Audit Committee member will not be included in the deliberations or vote regarding approval. In approving the transaction, the Audit Committee must determine that the transaction is fair and reasonable to the Company. At the first Audit Committee meeting of each calendar year, or a subsequent meeting if the Audit Committee so chooses, the Audit Committee reviews any previously approved or ratified related person transactions that remain ongoing and have a remaining term of more than six months or remaining amounts payable to or receivable from the Company of more than $10,000. Based on all relevant facts and circumstances, taking into consideration the Company’s contractual obligations, the Audit Committee determines if it is in the best interests of the Company and its stockholders to continue, modify or terminate any such related person transactions. Since January 1, 2021, there were no related person transactions requiring disclosure under SEC rules.

During 2021, the Audit Committee held eight meetings.

Compensation Committee

The Compensation Committee’s primary purpose and responsibilities are to:

•	establish the Company’s compensation philosophy and structure the Company’s compensation programs to be consistent with that philosophy;

•	develop and recommend to the independent members of the Board for approval the compensation of the Chief Executive Officer;

•	approve the compensation of the executive officers of the Company (other than the Chief Executive Officer), the Chief Executive Officer’s direct reports and selected other managers identified by the Compensation Committee from time to time, and communicate such compensation decisions to the Board;

•	develop and recommend to the Board for approval the compensation of the Board;

•	review and recommend to the Board the Company’s compensation discussion and analysis to be included in the Company’s annual proxy statement; and

•	produce a Compensation Committee Report on executive compensation to be included in the Company’s annual proxy statement.

To assist the Compensation Committee in discharging its responsibilities, the Compensation Committee retained Frederic W. Cook & Co., Inc. (F.W. Cook) to act as an outside consultant. F.W. Cook is engaged by, and reports directly to, the Compensation Committee.

The Compensation Committee has reviewed the nature of the relationship between itself and F.W. Cook, including all personal and business relationships between the committee members, F.W. Cook and the individual compensation consultants who provide advice to the Compensation Committee. Based on its review, the Compensation Committee did not identify any actual or potential conflicts of interest in F.W. Cook’s engagement as an independent consultant.

F.W. Cook works with the Compensation Committee and management to structure the Company’s compensation programs and to evaluate the competitiveness of its executive compensation levels. F.W. Cook’s primary areas of assistance to the Compensation Committee are:

•	analyzing market compensation data for all executive positions;

•	advising on emerging trends in incentive design and governance;

•	advising on the structure of the Company’s compensation programs;

•	advising on the terms of equity awards;

•	assessing the relationship between named executive officer compensation and Company financial performance;

•	reviewing the risk associated with the Company’s compensation programs; and

•	reviewing materials to be used in the Company’s annual proxy statement.

F.W. Cook periodically provides the Compensation Committee and management market data on a variety of compensation-related topics. The Compensation Committee has authorized F.W. Cook to interact with the Company’s management, as needed, on behalf of the Compensation Committee, to obtain or confirm information.

The charter of the Compensation Committee permits the Compensation Committee to, in its discretion, delegate all or a portion of its duties and responsibilities to a subcommittee of the Compensation Committee.

During 2021, Messrs. Christenson and Satterthwaite served on the Compensation Committee for the full year; Ms. Gunter began her service on the Compensation Committee when she was appointed to the Board and Committee on January 29, 2021; Ms. Warner served on the Compensation Committee until her retirement from the Board and Committee on May 12, 2021; Ms. Helmkamp and Mr. Parry served on the Compensation Committee until November 10, 2021; and

Mr. Beck joined the Compensation Committee on November 10, 2021. None of these directors (i) was an officer or employee of the Company or any of its subsidiaries during 2021, (ii) was formerly an officer of the Company or any of its subsidiaries, or (iii) had any relationship requiring disclosure by the Company under Item 404 of Regulation S-K under the Securities Act of 1933, as amended. There were no relationships between the Company’s executive officers and the members of the Compensation Committee that require disclosure under Item 407(e)(4) of Regulation S-K.

During 2021, the Compensation Committee held seven meetings.

Nominating and Corporate Governance

Committee

The Nominating and Corporate Governance Committee’s primary purpose and responsibilities are to:

•	develop and recommend to the Board corporate governance principles and a code of business conduct and ethics;

•	review periodically the size of the Board and the makeup of the Board committees and make recommendations to the Board regarding any appropriate changes;

•	develop and recommend criteria for selecting new directors;

•	identify individuals qualified to become directors consistent with criteria approved by the Board, and recommend that the Board select such individuals as nominees for election to the Board;

•	make recommendations to the Board regarding any director who submits an offer of resignation under the Company’s Corporate Governance Guidelines because (i) the director did not receive a majority of votes cast for his or her election, or (ii) the director experienced a significant change in his or her principal business, occupation or position or has a significant conflict of interest that cannot be resolved;

•	screen and recommend to the Board individuals qualified to become Chief Executive Officer in the event of a vacancy and any other senior officer whom the committee may wish to approve;

•	oversee evaluations of the Board, individual Board members and Board committees;

•	oversee an orientation program for new directors and a continuing education program for all directors; and

•	oversee the Company’s corporate social responsibility and sustainability efforts and progress.

It is the policy of the Nominating and Corporate Governance Committee to consider nominees for the Board recommended by the Company’s stockholders in accordance with the procedures described under “STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS FOR THE 2023 ANNUAL MEETING OF STOCKHOLDERS” below.

Stockholder nominees who are nominated in accordance with these procedures will be given the same consideration as nominees for director from other sources.

During 2021, Ms. Helmkamp and Messrs. Parry and Satterthwaite served on the Nominating and Corporate Governance Committee for the full year; Ms. Warner served on the Nominating and Corporate Governance Committee until her retirement from the Board and Committee on May 12, 2021; Mr. Christenson served on the Nominating and Corporate Governance Committee until November 10, 2021; and Messrs. Beck and Buthman and Ms. Gunter joined the Nominating and Corporate Governance Committee on November 10, 2021.

During 2021, the Nominating and Corporate Governance Committee held three meetings.

COMPENSATION OF DIRECTORS

The objectives of our director compensation program are to attract highly-qualified individuals to serve on our Board and to align our directors’ interests with the interests of our stockholders. The Compensation Committee periodically reviews the program to ensure that it continues to meet these objectives.

The Company believes that to attract and retain qualified directors, pay levels should be targeted at the 50th percentile (or median) of pay levels for directors at comparable companies. On at least a biennial basis, the Compensation Committee, with the assistance of F.W. Cook, evaluates the competitiveness of director compensation. The primary reference point to determine market pay is the peer group of companies. The peer group used in this analysis was the same peer group used for the Company’s executive compensation analysis. For further details on this topic, refer to “Peer Companies” under “Setting Executive Compensation” in the Compensation Discussion and Analysis below. Market composite data derived from pay surveys available to F.W. Cook and to the Company is also used.

Our director compensation for 2021 is set forth below.

2021

Annual Retainer and Meeting Fees	$ 90,000

Committee Chair Retainer

Audit Committee	$ 18,000

Compensation Committee	$ 12,500

Nominating and Corporate Governance Committee	$ 10,000

Additional Non-Executive Chairman of the Board Fees

Annual Retainer	$ 100,000

Annual Equity Grant (100% Restricted Stock Units)	$ 50,000

Value of Equity Grants Upon Initial Election to the Board (100% Restricted Stock Units)	Pro-rated annual grant

Value of Annual Equity Grants (100% Restricted Stock Units)	$145,000

Equity Grants

Under the Company’s Amended and Restated Non-Employee Director Compensation Policy (Director Compensation Policy), equity grants upon initial election to the Board are made on the date of appointment. Initial equity grant values are equal to the annual grant value prorated for the remaining period of time until the next Annual Meeting. Annual equity grants to continuing directors are made on the date of the Annual Meeting. All grants are structured to provide 100% of the expected value in the form of restricted stock unit awards and are made under the IDEX Corporation Incentive Award Plan (Incentive Award Plan). The restricted stock units vest in full on the earliest of the third anniversary of the grant date, retirement, failure of the director to be re-elected to the Board, or a change in control of the Company. The restricted stock units are non-transferable until the recipient is no longer serving as a director and are subject to forfeiture if the director terminates service as a director for reasons other than death, disability, retirement, or failure to be re-elected to the Board.

Since the start of 2015, directors have had the ability to defer payment of all or a portion of their annual equity grant.

Directors Deferred Compensation Plan

Under the Company’s Directors Deferred Compensation Plan, directors are permitted to defer their cash compensation as of the date their compensation would otherwise be payable. In general, directors must make elections to defer fees payable during a calendar year by the end of the preceding calendar year. Newly appointed directors have up to 30 days from their appointment to elect to defer future fees.

All amounts deferred are recorded in a memorandum account for each director and are credited or debited with earnings or losses as if such amounts had been invested in an interest-bearing account or certain mutual funds, at the option of the director. The deferred compensation credited to the interest-bearing account is adjusted on at least a quarterly basis with hypothetical earnings equal to the lesser of the Barclays Capital Long Term Bond AAA — Corporate Bond Index as of the first business day in November of the calendar year preceding the year for which the earnings are to be credited or 120% of the long-term applicable federal rate as of the first business day in November.

In accordance with SEC rules, no earnings on deferred compensation are shown in the Director Compensation table below because no “above market” rates were earned on deferred amounts in 2021. Directors must elect irrevocably to receive the deferred funds either in a lump sum or in equal annual installments of up to 10 years, and to begin receiving distributions either at termination of Board service or at a future specified date.

If a director should die before all amounts credited under the Directors Deferred Compensation Plan have been paid, the unpaid balance in the participating director’s account will be paid to the director’s beneficiary. The memorandum accounts are not funded, and the right to receive future payments of amounts recorded in these accounts is an unsecured claim against the Company’s general assets.

Stock Ownership Guideline

Under the Director Compensation Policy, non-management directors are subject to a stock ownership guideline. Non-management directors are required to maintain direct ownership of shares of Common Stock equal to or greater in value to five times the current annual Board service retainer. No non-management director is permitted to sell shares of Common Stock until the director satisfies the stock ownership guideline. Once a director meets the stock ownership guideline, the director may not sell shares if the sale would put the director below the stock ownership guideline.

As of March 11, 2022, all non-management directors were in compliance with the stock ownership guideline or subject to the mandatory holding requirement until the ownership guideline is met.

2021 Director Compensation

The following table summarizes the total compensation earned in 2021 for the Company’s non-management directors. Mr. Ashleman receives no additional compensation for his service as a director.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	All Other Compensation ($) (2)	Total ($)

Mark A. Beck	90,000	145,000	—	235,000

Mark A. Buthman	108,000	145,000	—	253,000

Carl R. Christenson	91,766	145,000	10,000	246,766

William M. Cook	190,000	195,000	10,000	395,000

Lakecia N. Gunter	83,000	185,600	10,000	278,600

Katrina L. Helmkamp	100,000	145,000	—	245,000

Ernest J. Mrozek	90,000	145,000	10,000	245,000

David C. Parry	90,000	145,000	10,000	245,000

Livingston L. Satterthwaite	100,734	145,000	10,000	255,734

Cynthia J. Warner	32,885	—	—	32,885

(1)

Reflects the aggregate grant date fair value of the restricted stock units granted in 2021, determined in accordance with FASB ASC Topic 718 using the assumptions set forth in the footnotes to financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021, assuming no forfeitures.

(2)	Reflects matching gifts of up to $10,000 per year directed to Internal Revenue Code 501(c)(3) tax-exempt, non-profit organizations under the IDEX Corporation Matching Gift Program.

Directors’ Outstanding Equity Awards at 2021 Fiscal Year End

The following table provides information on restricted stock units and stock option awards held by the Company’s non-management directors and the value of those awards as of December 31, 2021. All outstanding awards are in or exercisable for shares of Common Stock.

					Option Awards				Stock Awards
					Number of Securities Underlying Unexercised Options		Option Exercise Price ($)	Option Expiration Date (a)	Number of Shares or Units of Stock that Have Not Vested and settled (#) (b)	Market Value of Shares or Units of Stock that Have Not Vested ($) (c)
Name	Grant Date	Type	# Shares (#)	Shares Exercised (#)	Exercisable (#) (a)	Unexercisable (#)
Mark A. Beck	01/02/18	RSU							310*	73,259
	04/25/18	RSU							945*	223,322
	05/10/19	RSU							845	199,690
	05/07/20	RSU							950	224,504
	05/12/21	RSU							665	157,153
Mark A. Buthman	04/06/16	RSU							1,290*	304,853
	02/22/17	RSU							1,290*	304,853
	04/25/18	RSU							945*	223,322
	05/10/19	RSU							845	199,690
	05/07/20	RSU							950	224,504
	05/12/21	RSU							665	157,153
Carl R. Christenson	06/17/19	RSU							725	144,240
	05/07/20	RSU							950	189,240
	05/12/21	RSU							665	157,153
William M. Cook	02/15/13	NQSO	3,075	0	3,075	0	50.45	02/15/2023
	05/10/19	RSU							940	222,141
	05/07/20	RSU							1,045	246,954
	05/12/21	RSU							895	211,506
Lakecia N. Gunter	01/29/21	RSU							220	51,990
	05/12/21	RSU							665	157,153
Katrina L. Helmkamp	05/10/19	RSU							845	199,690
	05/07/20	RSU							950	224,504
	05/12/21	RSU							665	157,153
Ernest J. Mrozek	02/15/13	NQSO	3,075	0	3,075	0	50.45	02/15/2023
	05/10/19	RSU							845	199,690
	05/07/20	RSU							950	224,504
	05/12/21	RSU							665	157,153
David C. Parry
	05/10/19	RSU							845	199,690
	05/07/20	RSU							950	224,504
	05/12/21	RSU							665	157,153
Livingston L. Satterthwaite	02/15/13	NQSO	3,075	0	3,075	0	50.45	02/15/2023
	02/20/15	RSU							1,405*	332,030
	02/19/16	RSU							1,610*	380,475
	02/22/17	RSU							1,290*	304,853
	04/25/18	RSU							945*	223,322
	05/10/19	RSU							845	199,690
	05/07/20	RSU							950	224,504
	05/12/21	RSU							665	157,153

(a)	All options expire on the 10th anniversary of the grant date.
(b)

See footnote 1 to table under “SECURITY OWNERSHIP” below for vesting provisions. Amounts marked with an asterisk have vested but the non-employee director has elected to defer settlement. Other amounts listed in this column have not vested or settled.

(c)	Determined based upon the closing price of the Company’s Common Stock on December 31, 2021.

SECURITY OWNERSHIP

The following table furnishes information as of March 11, 2022, except as otherwise noted, with respect to shares of Common Stock beneficially owned by (i) each director and nominee for director, (ii) each executive officer named in the Summary Compensation Table, (iii) directors, nominees and executive officers of the Company as a group, and (iv) any person who is known by the Company to be a beneficial owner of more than five percent of the outstanding shares of Common Stock.

Except as indicated by the notes to the following table, the holders listed below have sole voting power and investment power over the shares beneficially held by them. Under SEC rules, the number of shares shown as beneficially owned includes shares of Common Stock subject to options that are exercisable currently or will be exercisable within 60 days of March 11, 2022. Shares of Common Stock subject to options that are exercisable within 60 days of March 11, 2022, are considered to be outstanding for the purpose of determining the percentage of shares held by a holder, but not for the purpose of computing the percentage held by others. An * indicates ownership of less than one percent of the outstanding Common Stock.

For purposes of the following table, the address for each of the directors, nominees for director and executive officers of the Company is c/o 3100 Sanders Road, Suite 301, Northbrook, IL 60062.

Name and Address of Beneficial Owner	Shares Beneficially Owned	Percent of Class

Directors and Nominees (other than Named Executive Officers):

Mark A. Beck(1)	3,715	*

Mark A. Buthman(1)	5,985	*

Carl R. Christenson(1)	2,340	*

William M. Cook(1)	26,094	*

Lakecia N. Gunter(1)	885	*

Katrina L. Helmkamp(1)	6,720	*

Ernest J. Mrozek(1)	14,295	*

David C. Parry(1)	19,490	*

Livingston L. Satterthwaite(1)	15,482	*

L. Paris Watts-Stanfield(1)	155

Named Executive Officers:

Eric D. Ashleman(2)	128,618	*

William K. Grogan(2)	99,421	*

Denise R. Cade(2)	18,887	*

Melissa S. Flores(2)	7,150

Daniel J. Salliotte(2)	22,896	*

Michael J. Yates(2)	49,923

Directors, Nominees and All Executive Officers as a Group: (18 persons)(3)	427,662	0.5%

Other Beneficial Owners:

The Vanguard Group(4) 100 Vanguard Blvd. Malvern, PA 19355	8,749,719	11.5%

BlackRock Inc.(5) 55 East 52nd Street New York, NY 10055	6,060,157	8.0%

	5,517,459	7.2%

(1)

Includes 3,075, 3,075 and 3,075 shares under exercisable options for Messrs. Cook, Mrozek and Satterthwaite, respectively. Mss. Gunter, Helmkamp and Watts-Stanfield and Messrs. Beck, Buthman, Christenson and Parry do not have any options. Includes 1,405 restricted stock units issued to Mr. Satterthwaite on February 20, 2015; for which Mr. Satterthwaite elected to defer settlement; 1,610 restricted stock units issued to Mr. Satterthwaite on February 19, 2016, for which Mr. Satterthwaite elected to defer settlement; 1,290 restricted stock units issued to Mr. Buthman on April 6, 2016, for which Mr. Buthman elected to defer settlement; 1,290 restricted stock units issued to Mr. Buthman on February 22, 2017, for which Mr. Buthman elected to defer settlement; 310 restricted stock units issued to Mr. Beck on January 2, 2018, for which Mr. Beck elected to defer settlement; 845 restricted stock units issued to each of Ms. Helmkamp and Messrs. Beck, Buthman, Mrozek, Parry and Satterthwaite on May 10, 2019, which vest on May 10, 2022 (provided that Messrs. Beck, Buthman and Satterthwaite each elected to defer settlement); 940 restricted stock units issued to Mr. Cook on May 10, 2019, which vest on May 10, 2022; 725 restricted stock units issued to Mr. Christenson on June 17, 2019, for which Mr. Christenson elected to defer settlement; 950 restricted stock units issued to each of Ms. Helmkamp and Messrs. Beck, Buthman, Christenson, Mrozek, Parry and Satterthwaite on May 7, 2020, which vest on May 7, 2023 (provided that Messrs. Beck, Buthman, Christenson and Satterthwaite each elected to defer settlement); 1045 restricted stock units issued to Mr. Cook on May 7, 2020, which vest on May 7, 2023; and 220 restricted stock units issued to Ms. Gunter on January 29, 2021, which vest on January 29, 2024; 665 restricted stock units issued to each of Mss. Gunter and Helmkamp and Messrs. Beck, Buthman, Christenson, Mrozek, Parry and Satterthwaite on May 12, 2021, which vest on May 12, 2024 (provided that Messrs. Beck, Buthman and Satterthwaite each elected to defer settlement); 895 restricted stock units issued to Mr. Cook on May 12, 2021, which vest on May 12, 2024; and 155 restricted stock units issued to Ms. Watts-Stanfield on February 25, 2022, which vest on February 25, 2025. The restricted shares and restricted stock units held by the directors may vest earlier than the dates indicated above upon a change in control of the Company, retirement, or failure to be re-elected to the Board. All shares of restricted stock and restricted stock units are eligible for dividends.

(2)	Includes 90,138, 85,557, 11,752, 30,515, 8,687 and 5,930 shares under exercisable options for Messrs. Ashleman, Grogan, Salliotte and Yates and Mss. Cade and Flores, respectively.
(3)	Includes 235,779 shares under options that are exercisable currently or will be exercisable within 60 days of March 11, 2022.
(4)

Based solely on information in Schedule 13G, as of December 31, 2021, filed by The Vanguard Group (Vanguard) with respect to Common Stock owned by Vanguard and certain subsidiaries. Vanguard has shared power to vote or direct the vote of 120,244 shares of Common Stock, sole power to dispose or to direct the disposition of 8,443,646 shares of Common Stock and shared power to dispose or to direct the disposition of 328,721 shares of Common Stock.

(5)

Based solely on information in Schedule 13G, as of December 31, 2021, filed by BlackRock, Inc. (BlackRock) with respect to Common Stock owned by BlackRock and certain subsidiaries. BlackRock has sole power to vote or to direct the vote of 5,370,683 shares of Common Stock and sole power to dispose or to direct the disposition of all 6,060,157 shares of Common Stock.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis describes our executive compensation philosophy and programs, and compensation decisions made under those programs for our named executive officers (NEOs) for fiscal year 2021, who are listed below.

Name	Title
Eric D. Ashleman	Chief Executive Officer and President
William K. Grogan	Senior Vice President and Chief Financial Officer
Denise R. Cade	Former Senior Vice President, General Counsel and Corporate Secretary(1)
Melissa S. Flores	Senior Vice President and Chief Human Resources Officer
Daniel J. Salliotte	Former Senior Vice President, Corporate Development(2)
Michael J. Yates	Former Vice President and Chief Accounting Officer(3)

(1)	Ms. Cade resigned as Senior Vice President, General Counsel and Corporate Secretary of the Company effective February 25, 2022.
(2)	Mr. Salliotte and the Company agreed to separate on June 11, 2021, and he remained with the Company until March 1, 2022.
(3)	Mr. Yates and the Company agreed to separate on May 4, 2021, and he remained with the Company until January 1, 2022.

Principles of Our Compensation Programs

Pay-for-Performance	The key principle of our compensation philosophy is pay-for-performance.
Alignment with Stockholders’ Interests	We reward performance that meets or exceeds the performance goals that the Compensation Committee establishes with the objective of increasing stockholder value.
Variation Based on Performance

We favor variable pay opportunities that are based on
performance over fixed pay. The total compensation received by our NEOs varies based on corporate and individual performance measured against annual and long-term goals.

Compensation Philosophy

The following table describes our compensation philosophy that guides our pay programs, structure and decisions.

Compensation Philosophy	How We Deliver
Attract and retain an effective management team

•  We offer a total pay package that consists of both compensation and benefits that are targeted to be competitive with the market.

•  We seek to retain our executives by regularly benchmarking our total compensation package relative to companies of similar size, scope and complexity — our peer group is constructed to include companies within an appropriate range of revenue and market capitalization values.

Motivate and reward management team with a focus on pay-for-performance

•  We tie a meaningful portion of total compensation to financial and stock price performance – with 84% of our CEO’s target compensation tied to performance.

•  Our compensation program provides a mix of base salary, short-term incentives and long-term incentives — the balance of our compensation elements provides direct line of sight with our objectives, motivating executives to outperform on our goals.

•  In line with our compensation philosophy to align pay and performance, when the Company outperforms or underperforms the goals in our incentive plans, payouts can result in above or below target levels, respectively.

Create a strong financial incentive that aligns with our stockholders and long-term objectives

•  Through a combination of appropriate performance metrics and targets, executives are paid according to how the Company performs.

•  Specific financial measures used in our incentive programs include:

–  Earnings per share (EPS), cash flow conversion, and organic sales growth in our short-term incentive plan; and

–  Total stockholder return (TSR) relative to companies in the relevant market index in our long-term incentive plan.

Align the interests of management and stockholders	• In order to emphasize long-term stockholder returns, we require our executives to maintain significant stock ownership levels through the use of stock ownership guidelines.

Governance Best Practices

The Company employs compensation principles in delivering executive pay that we believe are supportive of the business strategy and governance best practices.

What We Do

Ö

Annual Say-on-Pay Vote: We conduct an annual say-on-pay advisory vote. At our 2021 Annual Meeting of Stockholders, more than 93% of the votes cast on the say-on-pay proposal were in favor of the fiscal year 2020 compensation of our NEOs.

Ö

Clawback Policy: Our clawback policy allows the Board to recoup any excess incentive compensation paid to our executive officers and other employees if the financial results on which the awards were based are materially restated due to fraud, intentional misconduct or gross negligence of the executive officer or other employee.

Ö	Short-Term and Long-Term Incentives/Measures: Our annual and long-term plans provide a balance of incentives and include different measures of performance.

Ö	Independent Compensation Consultant: The Compensation Committee engages an independent compensation consultant, who does not provide any services to management.

Ö

Stock Ownership Guidelines: To further align the interests of management and our directors with our stockholders, we have significant stock ownership guidelines, which require our executive officers and directors to hold a multiple of their annual compensation in Common Stock.

Ö	Limited Perquisites: We provide limited perquisites.

Ö

Mitigate Inappropriate Risk Taking: In addition to our clawback policy, stock ownership guidelines and prohibition of hedging and pledging, we structure our compensation programs so that they minimize inappropriate risk taking by our executive officers and other employees, including using multiple performance metrics and multi-year performance periods and capping our annual incentive awards and performance share awards.

What We Don’t Do

×

Gross-ups for Excise Taxes: Our executive severance agreements do not contain a gross-up for excise taxes that may be imposed as a result of severance or other payments deemed made in connection with a change in control.

×	Reprice Stock Options: Our equity incentive plan prohibits the repricing of stock options and stock appreciation rights without prior stockholder approval.

×	Fixed Term Employment Agreements: Employment of our executive officers is “at will” and may be terminated by either the Company or the employee at any time.

×	Hedging and Pledging: Our insider trading policy prohibits all employees and directors from hedging and pledging their economic interest in the Common Stock they hold.

Performance Highlights and Impact on Incentive Compensation

We recovered from a challenging 2020, with record performance due to the strong execution of our teams despite supply chain interruptions, inflation, labor challenges and the continued impact of the COVID-19 pandemic. The performance highlights and accomplishments indicated in the chart below are closely related to the performance metrics under our executive compensation programs.

*

A reconciliation from GAAP to non-GAAP financial measures and other related information is included in Item 7 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2021. In addition to the adjustments noted in the Form 10-K, additional adjustments are used to determine the short-term incentive payouts, including adjustments related to acquisitions and divestitures, actual capital expenditures and actual share count compared to the annual plan.

Key Takeaways of our 2021 Executive Compensation Program

For 2021, our executive compensation programs were designed to directly link compensation opportunities to the financial performance metrics that we believe are the best measures of success in our business: EPS, cash flow conversion, organic sales growth and relative TSR.

•	The 2021 bonus payouts were 163% of target.

•

Our TSR for the 2019-2021 period was 86%, which resulted in 59th percentile performance compared to the companies in the Russell Midcap Index, and resulted in a 143% payout of performance stock units (PSUs). The maximum possible payout is 250%, which is earned when 80th percentile performance is achieved or exceeded.

NEO Compensation Aligns with Company Performance

The compensation opportunities of our executives are directly tied to the performance of the Company. Our pay-for-performance philosophy is demonstrated by the following elements of our executive compensation program for 2021:

Approximately 84% of Mr. Ashleman’s 2021 total targeted pay was performance-based, and an average of approximately 68% of our other NEOs’ total targeted pay in 2021 was performance-based. The charts below show the allocation of 2021 targeted pay across base salary, the annual cash incentive award, and the long-term incentive award for Mr. Ashleman and our other NEOs.

In 2021, our long-term incentives continued to represent the single largest component of our CEO’s and other NEOs’ targeted pay, representing approximately 67% and 47% of total targeted pay, respectively.

Maintaining a balanced perspective is a core part of the Company’s business strategy, which requires employees to take calculated risks to capitalize on anticipated changes in the Company’s numerous businesses. The Compensation Committee believes that balancing the proportion of cash and non-cash awards, as well as short-term versus long-term awards, is important to motivate performance while mitigating risk. Cash-based awards are important in motivating executives for the short-term, while long-term incentives focus executives who have the greatest ability to impact business results on managing the business for the long-term and reinforce the link between their earnings opportunity and the long-term growth of the Company.

Our 2021 incentive awards are directly tied to performance metrics that balance absolute and relative performance goals: EPS, cash flow conversion, organic sales growth and TSR (measured on a relative basis). We believe these are the best measures of our financial success and support the creation of stockholder value.

Role of Say-on-Pay

The Company held an advisory vote on executive compensation (say-on-pay) at the Company’s 2021 Annual Meeting of Stockholders. The say-on-pay advisory vote received support from over 93% of the shares voted at the 2021 Annual Meeting. The Compensation Committee believes this affirms stockholders’ support of the Company’s approach to executive compensation. Accordingly, the Compensation Committee did not make any material changes to the underlying structure of our executive compensation program for fiscal year 2021. The Compensation Committee will continue to review and consider the outcome of the Company’s say-on-pay votes when making future compensation decisions for the NEOs.

2021 Executive Compensation Program

The following discussion describes our 2021 compensation elements and 2021 compensation decisions related to our NEOs.

2021 Key Compensation Elements

The material elements of 2021 compensation for the NEOs are outlined below:

Element	Type of Pay	Purpose	General Characteristics
Base Salary	Fixed	Provides a fixed level of current cash compensation consonant with the executive’s primary duties and responsibilities and necessary to attract, retain and reward NEOs.	Reviewed annually and adjusted as necessary to reflect market changes, salary budgets and individual performance.
Short-Term Incentives — Annual Bonus	Performance- Based	Focuses NEOs on annual performance by rewarding corporate and individual performance and achievement of pre-determined goals.	Variable cash payments. Annual awards based on performance against pre-determined individual and corporate performance goals.
Long-Term Incentives — Stock Options	Performance- Based

Provides retention through vesting schedules and aligns each NEO’s interests with long-term stockholder interests by linking a substantial portion of each executive’s compensation to increases in the price of Common Stock.

Variable compensation based on stock value. Options are granted with exercise prices not less than fair market value at grant date and vest ratably over four years.
Long-Term Incentives — PSUs	Performance- Based	Ties long-term compensation to relative performance, further aligning the interests of NEOs with stockholders.	PSUs vest based on continued service and relative TSR compared to companies in the S&P 500 over a cumulative three-year period.
Retirement/Other	Fixed/ Voluntary	Provides overall wealth accumulation and retention.	Various market-based retirement and welfare benefits and perquisites.

Base Salary

Base salaries are typically reviewed annually in February and may be adjusted to reflect market data, as well as individual responsibility, experience and performance. The table below highlights the change in 2021 base salary for each NEO, reflecting one or more of the following: annual merit increase, market and/or performance-related adjustments.

NEO	2020 Base Salary Rate ($)	2021 Base Salary Rate ($)	Percentage Increase
Eric D. Ashleman[1]	900,000	900,000	0%
William K. Grogan	530,500	550,000	4%
Denise R. Cade	488,000	525,000	8%
Melissa S. Flores[2]	286,000	375,000	31%
Daniel J. Salliotte	365,000	376,000	3%
Michael J. Yates	411,000	423,400	3%

(1)	Mr. Ashleman’s base salary rate was increased from $675,000 to $900,000 in connection with his appointment to serve as the Company’s Chief Executive Officer effective December 15, 2020.
(2)	Ms. Flores’s base salary was increased in connection with her appointment to serve as the Company’s Senior Vice President and Chief Human Resources Officer, effective February 1, 2021.

2021 Short-Term Incentives

The Company administers the short-term incentive plan under the Management Incentive Compensation Plan (MICP). The amount of the annual cash bonus paid to each participant is determined under the following formula:

Annual Bonus = Base Salary x Individual Target Bonus Percentage x Business Performance Factor

Individual Target Bonus Percentage for the year is a percentage of the participant’s base salary and is based on the participant’s position and market data. The Business Performance Factor (discussed in more detail below) is calculated based on measurable corporate quantitative objectives, which are given a combined 70% weighting, and one strategic measure with a 30% weighting.

For 2021, the measurable quantitative objectives within the Business Performance Factor were adjusted EPS and adjusted cash flow conversion; the strategic measure was organic sales growth. Organic sales growth is a critical business metric and helps identify the underlying health of the Company’s businesses and management’s ability to increase sales through innovation and customer focus.

At the beginning of each year, the Compensation Committee agrees on the categories of items that can be excluded or added back to arrive at the adjusted results in calculating the Business Performance Factor, as permitted by the terms of the MICP. After the year is complete, the Compensation Committee reviews the adjustments put forward by the Company for approval, resulting in the final Business Performance Factor. Typical adjustments include, but are not limited to, the impact of acquisition and divestiture-related income and charges, restructuring charges, capital expenditure investments versus plan, and the impact of foreign currency translation.

For 2021, the relative weightings and the performance against the quantitative and strategic measures resulted in a calculated Business Performance Factor of 163%, as shown in the table below.

MICP Objective	Goal	Actual*	Payout	MICP Weighting	Business Performance Factor
Adjusted EPS	$5.65	$6.29	172.2%	50%	86.1%
Adjusted Cash Flow Conversion	115%	105%	82.1%	20%	16.4%
Organic Sales Growth	6.0%	12.0%	200.0%	30%	60.0%
Total				100%	163%

*

A reconciliation from GAAP to non-GAAP financial measures and other related information is included in Item 7 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2021. In addition to the adjustments noted in the Form 10-K, additional adjustments are used to determine the short-term incentive payouts, including adjustments related to acquisitions and divestitures, actual capital expenditures and actual share count compared to the annual plan.

The short-term incentive payments are included in the 2021 Summary Compensation Table under the “Non-Equity Incentive Plan Compensation” column and summarized in the table below.

NEO	Base Salary Rate ($)	Individual Target Bonus Percentage	Business Performance Factor	Actual 2021 Short- Term Incentive Award ($)
Eric D. Ashleman	900,000	100%	163%	1,467,000
William K. Grogan	550,000	75%	163%	672,375
Denise R. Cade	525,000	70%	163%	599,025
Melissa S. Flores(1)	375,000	60%	163%	353,771
Daniel J. Salliotte	376,000	65%	163%	398,372
Michael J. Yates	423,400	55%	163%	379,578

(1)	Ms. Flores’s incentive compensation plan payment was pro-rated for time in her previous role and her appointment to Senior Vice President and Chief Human Resources Officer, effective February 1, 2021.

2022 Short-Term Incentives – EBITDA and ESG

In order to reinforce the behaviors associated with the Company’s focus on growth and culture, the Compensation Committee adopted the following changes to the MICP design for 2022.

	2021 MICP Weighting	2022 MICP Weighting
Adjusted EPS	50%	—
Adjusted EBITDA	—	40%
Organic Sales Growth	30%	40%
Adjusted Cash Flow Conversion	20%	10%
ESG Initiatives	—	10%
Total	100%	100%

Replacing Adjusted EPS with Adjusted EBITDA better aligns our incentive opportunities to our growth and acquisition strategy and rewards the profitability metric. EBITDA also has the highest correlation to long-term Total Shareholder Return (TSR). Elevating the weighting of organic sales growth highlights the importance and emphasis on growth. In addition, Adjusted Cash Flow Conversion will remain in the 2022 MICP, but at a 10% weighting, as cash-flow continues to be a vital metric for the overall health of the business.

Over the past few years, executive leadership and the Board continued to focus on environmental, social and governance (ESG) matters. Results of this effort are available under the Corporate Social Responsibility link on our website at www.idexcorp.com. To highlight the importance of ESG, the Company adopted it as a metric in the 2022 MICP, with a focus on initiatives that will help make IDEX a more inclusive and diverse employer and environmental steward.

2021 Long-Term Incentive Awards

Long-term incentive awards are generally made on an annual basis, or at the time of a special event (such as upon hiring or promotion) and are provided under the Incentive Award Plan (IAP). We typically grant awards at the February Board meeting each year, or the date of the annual meeting of stockholders. We attempt to make awards during periods when we do not have non-public information that could impact our stock price. Working with its independent compensation consultant, the Compensation Committee granted long-term incentive awards to the NEOs in early 2021. Each NEO has a long-term incentive target established on an individual basis taking into consideration market practice for each role, and individual impact and performance.

In 2021, the NEOs received annual long-term incentive awards consisting of PSUs and stock options, which are intended to emphasize the link between pay and performance. The target number of PSUs granted was determined by dividing the PSU award value by the closing price of Common Stock on the date of grant. The number of stock options granted was determined by dividing the stock option award value by the grant date fair value, utilizing the Binomial lattice option-pricing model. For additional details of the assumptions made in the valuation of such awards, see note 16 “Share-Based Compensation” of the financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021.

The Compensation Committee may grant awards above or below target based on individual and Company performance. In February 2021, the Compensation Committee reviewed the Company’s performance compared to one- and three-year TSR, revenue and EPS growth of companies in the executive pay peer group (listed below), as well as performance against strategic goals established at the beginning of the year. Based on this review, the Compensation Committee determined to grant at-target long-term incentive award values to the NEOs for 2021.

2021 CEO Awards. For 2021, the Board granted Mr. Ashleman an award based on the Compensation Committee’s recommendation, which reflects Mr. Ashleman’s recent promotion to the Chief Executive Officer role and resulted in an award close to the 25th percentile of the target market. The following chart shows the grant value recommended by the Compensation Committee and approved by the Board, and the Summary Compensation Table reported value of Mr. Ashleman’s long-term incentive awards for 2020 as President and 2021 as a newly appointed Chief Executive Officer. The Summary Compensation Table reported value reflects the grant date fair value determined in accordance with FASB ASC Topic 718.

	2020	2021
Grant Value	$1,750,000	$3,700,000
Reported Value	$2,006,979	$4,174,035

Objectives of Long-Term Incentive Vehicles

The Compensation Committee believes that PSUs and stock options both motivate management actions that drive the creation of stockholder value and promote executive stock ownership. However, each long-term incentive component has different characteristics. The value of the PSUs after the approximate three-year performance period is directly linked to relative TSR, as described above, as well as the stock price movement during the performance period. Stock options provide value only to the extent that the Company’s stock price appreciates above the stock price on the date of grant.

PSU Design Features

The PSUs have an approximate three-year performance period and measure the Company’s relative TSR against the TSR of companies in the S&P 500 index at the end of such period. If the Company achieves 50th percentile TSR performance as compared to the group of companies, each NEO will receive the target number of performance units, paid out in shares of Common Stock. Threshold performance is at the 33rd percentile, which will result in a payout equal to 33% of target; performance below this level will result in zero payout. Maximum payout is 250% of the target number of shares for 80th percentile performance or higher. Payouts are interpolated between the 33rd percentile and 50th percentile and between the 50th percentile and 80th percentile performance. Cumulative dividend equivalent payments will be made at the end of the performance period based on the number of shares of Common Stock received by each executive.

In selecting relative TSR as the measure, the Compensation Committee noted that TSR is highly correlated with a combination of other metrics that are important to the Company and to investors, notably: return on invested capital, EBITDA, operating profit margin and compound annual sales growth rate (CAGR).

For the 2021 PSU grant, the Compensation Committee selected the S&P 500 index companies as the comparator group for relative TSR, as IDEX was added to this index in August 2019. Prior to this change, companies in the Russell Midcap index were the comparator group. In addition, a one-year post-vest holding requirement was first instituted with the 2020 PSU grant, which will further align our executives’ interests with those of shareholders.

Our PSU grant for the 2019-2021 performance period resulted in a 143% payout based on an 86% TSR, which placed the Company in the 59th percentile of companies in the Russell Midcap Index.

Setting Executive Compensation

Role of Compensation Committee

The Compensation Committee establishes the Company’s compensation philosophy, structures the Company’s compensation programs to be consistent with that philosophy, and approves each element of NEO compensation. In the case of the CEO, the Board reviews, ratifies and approves compensation recommendations made by the Compensation Committee.

The Compensation Committee performs periodic reviews of executive pay tally sheets. The tally sheets outline each executive’s recent annual target and actual pay history, unvested equity holdings and termination payments under various scenarios. Data from the tally sheets is considered by the Compensation Committee when setting target total compensation. Generally, the Compensation Committee reviews and adjusts target total compensation levels annually. Actual total compensation may vary from target based on performance and changes in stock price over time.

Generally, the amount of compensation realized historically, or potentially realizable in the future, from past equity awards does not directly impact the level at which future pay opportunities are set. When granting equity awards, the Compensation Committee considers market data and Company and individual performance.

Role of Compensation Consultant

The Compensation Committee has the sole authority to retain and replace, as necessary, compensation consultants to provide it with independent advice. The Compensation Committee has engaged F.W. Cook as its independent consultant to advise it on executive and non-employee director compensation matters. This selection was made without the input or influence of management.

Under the terms of its agreement with the Compensation Committee, F.W. Cook will not provide any other services to the Company, unless directed to do so by the Compensation Committee. During fiscal year 2021, F.W. Cook provided no services to the Company other than to advise the Compensation Committee on executive and non-employee director compensation issues. In its review, the Compensation Committee did not identify any conflicts of interest raised by the work F.W. Cook performed in fiscal year 2021, nor any business or personal relationships that would impair F.W. Cook’s independence.

Setting Individual Executive Pay

The Compensation Committee formulates a recommendation of CEO pay based on the financial and operating performance of the Company, the Compensation Committee’s assessment of the CEO and a thorough review of the market benchmarking data discussed below. The CEO pay recommendations put forth by the Compensation Committee are then reviewed and subject to approval by the Board.

The pay packages for the other NEOs are set by the Compensation Committee after taking into consideration the recommendations of the CEO. Individual pay decisions are based on an assessment of the individual executive, utilizing the following criteria:

1.	Contribution

•	Value to IDEX; short-and long-term

•	Individual contribution and impact to team performance

2.	Market attractiveness

•	Supply-demand of role

•	Experience, background, track record

3.	Replacement difficulty

•	Challenge of replacing the role with equivalent capability

4.	Experience in role

•	Overall experience in current or similar role

5.	Company Performance

•	In determining the long-term incentive award value, the Compensation Committee reviews the Company’s performance relative to our peers against key performance indicators, including growth and returns and stock price performance

•	The Compensation Committee has the latitude to adjust awards up and down relative to the executives’ target

The Compensation Committee reviews pay data from two primary sources (third party surveys and peer company data) as one input in determining appropriate target compensation levels. The Compensation Committee utilizes the expertise of its independent compensation consultant, F.W. Cook, in developing compensation recommendations for the NEOs, including the CEO. The Compensation Committee believes that to attract and retain qualified management, total direct compensation should be competitively targeted within a range that includes the market median for comparable positions at comparable companies, with market compensation data being only one of many factors considered by the Compensation Committee when setting the compensation levels for any particular executive. While an individual executive’s target compensation is positioned within the competitive range based on the individual factors listed above, actual compensation in any given year should and does vary from target based on Company and individual performance.

The Compensation Committee undertook a review and analysis to ensure that the 2021 executive compensation programs appropriately reflected the market for talent. The Compensation Committee considered relevant market pay practices to ensure the Company’s ability to recruit and retain high performing talent across its diversified markets and global footprint. Two surveys and a peer group analysis were utilized for the 2021 executive compensation market analysis for the NEOs.

Survey Data

The Willis Towers Watson Executive Compensation Database Survey and the Equilar Top 25 Survey were used because they include a broad range of manufacturing companies that are comparable to the Company in size, geography and industry.

Peer Companies

The peer group of companies identified below consists of companies that are similar to the Company in terms of their size (i.e., revenue, and market capitalization), diversified industry profile (ranging from customized manufacturing solutions to emerging markets in highly specialized health science technology), investment in research and development and global presence. In addition, the peer companies have executive officer positions that are comparable to the Company’s in terms of breadth, complexity and scope of responsibilities. F.W. Cook reviewed the composition of the peer group used to benchmark pay in 2020 with the Compensation Committee. Based on that review, for 2021 the Compensation Committee removed Colfax Corporation and Enerpac Tool Group.

Agilent Technologies, Inc.	Mettler-Toledo International Inc.
AMETEK, Inc.	Nordson Corporation
Bruker Corporation	Pentair Ltd.
Crane Co.	PerkinElmer, Inc.
Donaldson Company, Inc.	Roper Technologies, Inc.
Dover Corporation	SPX Flow, Inc.
Flowserve Corporation	Waters Corporation
Graco Inc.	Watts Water Technologies, Inc.
ITT Corporation	Woodward, Inc.
KLA-Tencor Corporation	Xylem Inc.
Lincoln Electric Holdings, Inc.

The Compensation Committee believes that multiple data sources provide for a clearer perspective of the market. As such, with the assistance of management and F.W. Cook, the Compensation Committee developed an aggregate composite of the market data to establish target compensation levels for the executives weighted as follows:

Position(s)	Survey Weighting	Peer Group Weighting	Rationale
Chief Executive Officer; and Senior Vice President and Chief Financial Officer	20%	80%	Positions are required to be represented in all of the proxy peer group companies; closest representation of the corporate profile; balance of peer and survey data.
Senior Vice President, General Counsel and Corporate Secretary	70%	30%	Limited number of position matches in the proxy group; pool for talent would include the broader industry representation in the survey data.
Senior Vice President and Chief Human Resources Officer; Senior Vice President, Corporate Development; and Vice President and Chief Accounting Officer	100%	0%	Very limited number of position matches in the proxy group; pool for talent would include the broader industry representation in the survey data.

Other Compensation Components

Employee Benefits

The NEOs participate in group health, welfare and qualified retirement programs available to all of the Company’s employees. The NEOs also participate in nonqualified supplemental retirement plans, deferred compensation arrangements and supplemental disability benefits. Participation in these nonqualified plans is intended to provide the NEOs with the opportunity to accumulate retirement benefits at levels above the limitations imposed by tax qualified plans. For a more complete explanation of these plans, see the “Narrative to 2021 Summary Compensation Table,” the “Pension Benefits at 2021 Fiscal Year End Table,” the “Narrative to Nonqualified Deferred Compensation at 2021 Fiscal Year End Table,” and the discussion under “Potential Payments upon Termination or Change in Control.”

Severance and Change in Control Benefits

Each of the NEOs is entitled to severance benefits under the terms of written agreements in the event that their employment is actually or constructively terminated without cause. The amount of the benefit, which varies with the individual, depends on whether or not the termination is in connection with a change in control. The level of each NEO’s severance benefits reflects the Company’s perception of the market for their positions at the time the agreements were put in place. For additional information, see the section below entitled “Potential Payments upon Termination or Change in Control.”

Perquisites

The Compensation Committee believes in providing limited perquisites in line with market practice. The NEOs are provided a car allowance. For further details on these perquisites, see the “Narrative to 2021 Summary Compensation Table” below.

NEO Departures After Fiscal Year End

Mr. Yates and Mr. Salliotte each separated effective January 1, 2022 and March 1, 2022, respectively, and received certain payments and benefits in connection with their separation. Mr. Yates and Mr. Salliotte each entered into a separation and release agreement with the Company, dated May 20, 2021 and June 30, 2021, respectively.

Additionally, Ms. Cade resigned from her position as Senior Vice President, General Counsel and Corporate Secretary of the Company effective February 25, 2022.

Please see below under the heading “Potential Payments upon Termination or Change in Control” for additional details.

Other Executive Compensation Matters

Stock Grant Practices

For all newly issued stock option awards, the exercise price of the stock option award will be the closing price of Common Stock on the NYSE on the date of the grant. If the grant date for the annual awards falls on a weekend, the exercise price of stock option awards will be the closing price of Common Stock on the NYSE on the last trading day preceding the date of grant.

Stock Ownership

Consistent with its executive pay philosophy, the Company requires that executive officers maintain minimum ownership levels of Common Stock as follows:

Executive	Ownership as a Multiple of Base Salary
CEO	5x
CFO	3x
Other NEOs	2x

NEOs must comply with these ownership requirements within five years of their date of hire or promotion. Counted for purposes of satisfying ownership requirements are shares directly owned, unvested restricted shares and PSUs at target. As of December 31, 2021, all NEOs met or exceeded the ownership guidelines.

Hedging and Pledging

All directors and employees (including officers) of the Company are prohibited from (i) pledging Company securities (including through holding Company securities in margin accounts), and

(ii) engaging in any transaction in which they may profit from short-term speculative swings in the value of the Company’s securities (“hedging”). For this purpose, “hedging” includes “short-sales” (selling borrowed securities that the seller hopes can be purchased at a lower price in the future) or “short sales against the box” (selling, but not delivering, owned securities), “put” and “call” options (publicly available rights to sell or buy securities within a certain period of time at a specified price or the like), and other hedging transactions designed to minimize the risk inherent in owning Common Stock, such as zero-cost collars and forward sales contracts.

Clawbacks

To the extent not in violation of applicable law, the Company reserves the right to recover, or clawback, from current or former directors and officers any wrongfully earned performance-based compensation, including stock-based awards, upon the determination by the Compensation Committee that:

•	the Company’s financial statements have been restated due to material noncompliance with any financial reporting requirement;

•	the cash incentive or equity compensation to be recouped was calculated on, or its realized value was affected by, the financial results that were subsequently restated;

•	the cash incentive or equity compensation would have been less valuable than that actually awarded or paid based upon the application of the correct financial results; and

•	the pay affected by the calculation was earned or awarded within three years of the restatement.

Tax Gross-Up Provisions

The Company has not entered into any new agreements that include excise tax gross-up provisions with respect to payments contingent upon a change in control since the adoption of a no gross-up policy by the Compensation Committee in February 2011. No executives are eligible for an excise tax gross-up.

The Compensation Committee has exclusive authority to modify, interpret and enforce this policy in compliance with applicable law.

Accounting and Tax Implications — Deductibility of Executive Compensation

In developing compensation programs, the Compensation Committee reviews the estimated accounting and tax impact of all elements of the executive compensation program. Generally, an accounting expense is accrued over the requisite service period of the particular pay element (generally equal to the performance period) and the Company realizes a tax deduction upon payment to, or realization by, the executive. Previously, many of the awards granted were generally intended to satisfy the requirements for performance-based compensation under IRC Section 162(m). However, the Tax Cuts and Jobs Act (the Act), which became law on December 22, 2017, significantly amended IRC Section 162(m). Pursuant to the Act, the definition of “covered employees” under IRC Section 162(m) was amended to expand the scope of executive officers subject to the deduction limitation, including coverage of a company’s chief financial officer. The Act also eliminated the performance-based compensation exception with respect to tax years beginning January 1, 2018, but included a transition rule with respect to compensation that is provided pursuant to a written binding contract that was in effect on November 2, 2017 and not materially modified after that date. Accordingly, commencing in 2018, the Company’s tax deduction with regard to compensation of “covered employees” is limited to $1 million per taxable year for each officer.

While it is a goal of the Compensation Committee to maximize the deductibility of executive compensation, the Compensation

Committee retains the discretion to compensate officers in a manner commensurate with performance and the competitive environment for executive talent, while also consistent with its compensation philosophy and in the Company’s and its stockholders’ best interests. Accordingly, achieving these goals may have resulted (and may continue to result, in light of the recent changes in law) in compensation that, in certain cases, is not deductible for federal income tax purposes. The Compensation Committee did not make any significant changes to the Company’s executive compensation program for 2021 in response to the changes to IRC Section 162(m).

Risk Assessment

The Compensation Committee periodically reviews the potential risks arising from our compensation policies, practices and programs to determine whether any potential risks are material to the Company. In approving the 2021 compensation program design, the Compensation Committee engaged in discussions with F.W. Cook and management regarding any potential risks and concluded that the Company’s compensation policies and practices are designed with the appropriate balance of risk and reward in relation to the Company’s overall business strategy, do not incentivize employees, including executive officers, to take unnecessary or excessive risks, and that any risks arising from the Company’s policies and practices are not reasonably likely to have a material adverse effect on the Company.

In this review, the Compensation Committee considered the attributes of the Company’s policies and practices, including:

•	the mix of fixed and variable compensation opportunities;
•	the balance between annual cash and long-term, stock-based performance opportunities;

•	multiple performance factors tied to key measures of short-term and long-term performance that motivate sustained performance and are based on quantitative measures;

•	caps on the maximum payout for cash incentives;

•	stock ownership requirements for executives that encourage a long-term focus on performance;

•	an insider trading policy that prohibits hedging and pledging;

•	a clawback policy that applies to performance-based compensation, including stock-based awards, for directors and officers and other employees; and

•	oversight by an independent compensation committee.

Compensation Committee Report

The Compensation Committee has reviewed the Compensation Discussion and Analysis and discussed its contents with management. Based on this review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Carl R. Christenson, Chair

Mark A. Beck

Lakecia N. Gunter

Livingston L. Satterthwaite

2021 Summary Compensation Table

The table below and related footnotes summarize the total compensation earned or paid in 2021, 2020 and 2019 for the Company’s CEO, CFO, and each of the four most highly compensated executive officers other than the CEO and CFO.

Name and Principal Position	Year	Salary ($)	Bonus ($) (1)	Stock Awards ($) (2)	Option Awards ($) (3)	Non-Equity Incentive Plan Compensation ($) (4)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($) (5)	All Other Compensation ($) (6)	Total ($)

Eric D. Ashleman, Chief Executive Officer and President	2021	900,000		2,323,931	1,850,104	1,467,000		178,737	6,719,772
	2020	698,365	186,326	1,131,907	875,072	372,651		143,518	3,407,839
	2019	620,481		2,597,181	725,030	438,480		165,614	4,546,786

William K. Grogan, Senior Vice President and Chief Financial Officer	2021	546,250		847,653	675,150	672,375		111,780	2,853,208
	2020	547,327	119,363	776,645	600,088	238,725		112,092	2,394,240
	2019	505,481		792,949	565,006	336,038		130,315	2,329,789

Denise R. Cade, Senior Vice President, General Counsel and Corporate Secretary	2021	517,885		565,515	450,036	599,025		108,229	2,240,690
	2020	503,538	102,480	502,074	387,586	204,960		107,876	1,808,514
	2019	471,038		634,563	452,638	288,666		128,824	1,975,729
Melissa S. Flores Senior Vice President and Chief Human Resources Officer	2021	366,442		204,179	162,615	353,771		61,574	1,148,581

Daniel J. Salliotte, Former Senior Vice President, Corporate Development	2021	373,885		220,266	175,153	398,372		83,221	1,250,897
	2020	376,615	71,175	226,381	175,083	142,350	11,064	84,392	1,087,060

Michael J. Yates, Former Vice President and Chief Accounting Officer	2021	421,015		189,330	150,076	379,578		86,613	1,226,612

(1)	Reflects discretionary portion of the annual cash bonus under the 2020 MICP, as described in our proxy statement filed on March 23, 2021.
(2)

Reflects the aggregate grant date fair value of restricted stock awards and PSUs for the year indicated in accordance with FASB ASC Topic 718. For a discussion of the assumptions made in the valuation of those awards granted in 2021, see note 16 “Share-Based Compensation” of the financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021. For PSUs granted in 2021, the grant date fair value is based on the probable outcome of the related performance conditions which reflects the target level of performance. The grant date fair value of the PSUs granted in 2021 based on the maximum level of performance is as follows: Mr. Ashleman, $5,809,828; Mr. Grogan, $2,119,133; Ms. Cade, $1,413,787; Ms. Flores, $510,448; Mr. Salliotte, $550,665; and Mr. Yates, $473,325. All shares of restricted stock are eligible for dividend equivalent payments when paid on Common Stock and, with respect to PSUs, cumulative dividend equivalents are paid based on actual number of shares delivered at the end of the performance period.

(3)

Reflects the aggregate grant date fair value for the year indicated in accordance with FASB ASC Topic 718. For a discussion of assumptions made in the valuation of stock options granted in 2021, see note 16 “Share-Based Compensation” of the financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021.

(4)	Reflects the annual cash bonus under the MICP.
(5)

Represents the aggregate increase/decrease in actuarial value under the Pension Plan. Mr. Salliotte was the only NEO who participated in the Pension Plan. See the “Narrative to 2021 Summary Compensation Table” under the heading “Pension Plan” for a description of the Pension Plan. Additional information about the Pension Plan is available in the “Pension Benefits at 2021 Fiscal Year End” table.

(6)	Consists of the following for 2021:

Name	Company Contribution to 401(k) Plan, Defined Contribution Plan and Accrued SERP Benefits ($)	Automotive, Supplemental Disability ($) (a)	Total ($)

Eric D. Ashleman	150,597	28,140	178,737

William K. Grogan	90,434	21,346	111,780

Denise R. Cade	86,190	22,039	108,229

Melissa S. Flores	44,959	16,615	61,574

Daniel J. Salliotte	64,615	18,606	83,221

Michael J. Yates	67,901	18,712	86,613

(a)	Consists of automotive and fuel allowance and supplemental disability premiums.

Narrative to 2021 Summary Compensation Table

Perquisites and Supplemental Disability

In addition to benefits generally available to all other U.S.-based non-union employees, the CEO and other NEOs receive an automotive and fuel allowance and participate in a supplemental long-term disability program. The supplemental disability benefit is in addition to the group long-term disability benefit generally available to all U.S.-based non-union employees. The group long-term disability plan provides an annual benefit of 60% of the first $300,000 of base salary, or an annual maximum benefit of $180,000 per year. For the NEOs, the supplemental program provides an annual benefit of 60% of their base salary above $300,000, with a maximum supplemental benefit of $60,000 per year.

Retirement Benefits

The Company maintains a tax-qualified retirement plan for employees, the IDEX Corporation Savings Plan, in which the CEO and other NEOs participate, which consists of a

401(k) with a prescribed matching contribution (401(k)) and a defined contribution portion (Defined Contribution).

Defined Contribution

The Defined Contribution portion of the IDEX Corporation Savings Plan is an ongoing tax-qualified “defined contribution” plan that provides contributions based on a participant’s compensation and a combination of the participant’s age and years of service as shown below:

Age + Years of Service	Company Contribution
Less than 40	3.5% of Eligible Compensation
40 but less than 55	4.0% of Eligible Compensation
55 but less than 70	4.5% of Eligible Compensation
70 or more	5.0% of Eligible Compensation

Under the plan, participants are entitled to receive the lump-sum value of their vested account at termination of employment subject to distribution rules under the law. Account balances are 100% vested after three years of service.

401(k)

The 401(k) is an ongoing tax-qualified “401(k)” plan that provides a matching contribution based on the employee’s contribution up to 8% of eligible compensation. The maximum matching contribution by the Company is 4% of eligible compensation. The matching contribution vests 20% for each year of service and is 100% vested after 5 years of service.

Pension Plan

During 2005, the Company redesigned its retirement plans to eliminate the IDEX Corporation Retirement Plan (Pension Plan) for employees hired after 2004. Mr. Salliotte had a frozen benefit under the Pension Plan as of December 31, 2005. The other NEOs are not Pension Plan participants and were never eligible for the Pension Plan. The Pension Plan was terminated in May 2020. Like other pension plan participants, Mr. Salliotte was paid a lump sum during 2021 for the full amount of his pension benefit. Ongoing liabilities associated with the Pension Plan were transferred to an insurance company in 2021.

2021 Grants of Plan-Based Awards

The following table provides information on plan-based awards for all NEOs for 2021.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh) (3)	Grant Date Fair Value of Stock and Option Awards ($) (4)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Eric D. Ashleman	02/25/2021	0	900,000	1,800,000	3,130	9,390	23,475	47,955	197.11	4,174,035
William K. Grogan	02/25/2021	0	412,500	825,000	1,142	3,425	8,563	17,500	197.11	1,522,803
Denise R. Cade	02/25/2021	0	367,500	735,000	762	2,285	5,713	11,665	197.11	1,015,551
Melissa S. Flores	02/25/2021	0	225,000	450,000	275	825	2,063	4,215	197.11	366,794
Daniel J. Salliotte	02/25/2021	0	244,400	488,800	297	890	2,225	4,540	197.11	395,419
Michael J. Yates	02/25/2021	0	232,870	465,740	255	765	1,913	3,890	197.11	339,406

(1)

Amounts reflect payment levels under the MICP at a percentage of base salary for each executive and a Business Performance Factor of 0% for threshold, 100% for target and 200% for maximum. See “Short-Term Incentives” under “Compensation Discussion and Analysis — 2021 Executive Compensation Program.” The amounts actually earned by the NEOs are reflected in the Non-Equity Incentive Plan Compensation column in the 2021 Summary Compensation Table.

(2)

Reflects the range of the number of shares of Common Stock that could be issued pertaining to the PSUs awarded in 2021 under the IAP. The target number of PSUs is used to determine the grant date fair value for this award.

(3)	Reflects closing price of Common Stock on the grant date, which is the fair market value of the stock under the terms of the IAP.
(4)

Represents the grant date fair value of PSUs and stock options granted under the Incentive Award Plan (IAP) to each NEO in accordance with FASB ASC Topic 718. For a discussion of the assumptions made in the valuation of those awards, see note 16 “Share-Based Compensation” of the financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021. For PSUs, the grant date fair value is based on the probable outcome of the related performance conditions which reflects the target level of performance. The grant date fair value of the PSUs granted in 2021 based on the maximum level of performance is as follows: Mr. Ashleman, $5,809,828; Mr. Grogan, $2,119,133; Ms. Cade, $1,413,787; Ms. Flores, $510,448; Mr. Salliotte, $550,665; and Mr. Yates, $473,325. With respect to PSUs, cumulative dividend equivalents are paid based on actual number of shares delivered at the end of the performance period. For stock options, the actual value a NEO realizes from the stock option will depend on the difference between the market price of the underlying share at exercise and the exercise price of the stock option established at the time of the grant.

Narrative to 2021 Grants of Plan-Based Awards Table

Stock options awarded to the NEOs in 2021 had the following characteristics:

•	all are nonqualified stock options;

•	all have an exercise price equal to the closing price of Common Stock on the grant date;

•	all vest annually in equal amounts over a four-year period based on the NEO’s continued service;

•	all vest upon retirement if retirement eligible (defined as at least age 50, with a minimum of five years of service, and the NEO’s age plus years of service equals 70); and

•	all expire 10 years after the date of grant.

PSUs awarded to the NEOs in 2021 had the following characteristics:

•	all have an approximate three-year performance period with vesting based on relative TSR and the NEO’s continued service;

•

all shares vest upon retirement if the NEO is retirement eligible (defined as at least age 50, with a minimum of five years of service, and the NEO’s age plus years of service equals 70); but are paid out only based on the Company’s actual TSR as compared to the companies in the S&P 500 index determined as of the last day of the performance period;

•	cumulative dividend equivalents are paid based on actual number of shares delivered at the end of the performance period; and

•	shares delivered upon vesting are subject to a one-year holding requirement.

Outstanding Equity Awards at 2021 Fiscal Year End

The following table provides information on all PSU, restricted stock and stock option awards held by the NEOs as of December 31, 2021.

	Option Awards				Stock Awards

	Number of Securities Underlying Unexercised Options		Option Exercise Price ($)	Option Expiration Date	Number of Shares of Stock that Have Not Vested (#)(2)	Market Value of Shares of Stock that Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (4)
Name	Exercisable (#) (1)	Unexercisable (#) (1)
Eric D. Ashleman	5,848	-	74.74	02/19/2026	-	-	15,480	3,658,234
	25,385	-	93.27	02/22/2027
	14,032	4,678	138.12	02/22/2028
	10,307	10,308	144.85	03/01/2029
	6,373	19,117	173.35	02/21/2030
	-	47,955	197.11	02/25/2031
William K. Grogan	843	-	50.45	02/15/2023	-	-	7,513	1,775,472
	1,798	-	72.73	02/13/2024
	1,383	-	67.49	10/15/2024
	2,575	-	78.43	02/20/2025
	5,435	-	74.74	02/19/2026
	21,115	-	91.22	01/03/2027
	14,065	-	93.27	02/22/2027
	9,885	3,295	138.12	02/22/2028
	8,032	8,033	144.85	03/01/2029
	4,370	13,110	173.35	02/21/2030
	-	17,500	197.11	02/25/2031
Denise R. Cade	-	2,949	138.12	02/22/2028	-	-	4,930	1,165,057
	-	6,435	144.85	03/01/2029
	-	8,467	173.35	02/21/2030
	-	11,665	197.11	02/25/2031
Melissa S. Flores	820	-	74.74	02/19/2026	520	122,886	1,207	285,238
	1,565	-	93.27	02/22/2027
	798	267	138.12	02/22/2028
	432	433	144.85	03/01/2029
	389	1,166	173.35	02/21/2030
	-	4,215	197.11	02/25/2031
Daniel J. Salliotte	-	1,039	138.12	02/22/2028	-	-	2,079	491,309
	-	2,348	144.85	03/01/2029
	-	3,825	173.35	02/21/2030
	-	4,540	197.11	02/25/2031
Michael J. Yates	7,445	-	74.74	02/19/2026	-	-	1,783	421,358
	6,735	-	93.27	02/22/2027
	2,872	958	138.12	02/22/2028
	2,127	2,128	144.85	03/01/2029
	1,090	3,270	173.35	02/21/2030
	-	3,890	197.11	02/25/2031

(1)

All options expire on the 10th anniversary of the grant date and vest 25% per year on the anniversary of the grant date. As discussed in “Potential Payments upon Termination or Change in Control”, all stock options vest 100% upon a qualifying termination of employment following a change in control.

(2)

The following table sets forth grant and vesting information for the outstanding restricted stock awards for Ms. Flores, the only NEO who holds outstanding restricted stock awards. The award will vest 100% upon a qualifying termination of employment following a change in control.

	Grant Date	# Shares	Market Value Per Share at Grant	Number of Shares of Stock that Have Not Vested	Market Value of Shares of Stock that Have Not Vested	Vesting
Melissa S. Flores	03/01/2019	210	144.85	210	49,627	3/1/2022
	02/21/2020	310	173.35	310	73,259	2/21/2023

(3)	Determined based on the closing price of the Company’s Common Stock on December 31, 2021 of $236.32.

(4)

Represents the number and value of outstanding PSU awards based on performance as of December 31, 2021 as set forth in the following table. Actual number of shares delivered upon vesting will be based on performance through January 31, 2023 for the PSU award granted in 2020 and performance through January 31, 2024 for the PSU award granted in 2021. The 2020 PSU awards are disclosed at 115% of the target and the 2021 PSU awards are disclosed at 103% of the target based on performance through December 31, 2021 and at a closing price of $236.32 on December 31, 2021.

	Grant Date	Number of PSUs at Target (#)	Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)	Vesting
Eric D. Ashleman	02/21/2020	5,050	1,372,547	Award vests on 01/31/2023
	02/25/2021	9,390	2,285,687	Award vests on 01/31/2024
William K. Grogan	02/21/2020	3,465	941,735	Award vests on 01/31/2023
	02/25/2021	3,425	833,737	Award vests on 01/31/2024
Denise R. Cade	02/21/2020	2,240	608,760	Award vests on 01/31/2023
	02/25/2021	2,285	556,297	Award vests on 01/31/2024
Melissa S. Flores	02/21/2020	310	84,366	Award vests on 01/31/2023
	02/25/2021	825	200,872	Award vests on 01/31/2024
Daniel J. Salliotte	02/21/2020	1,010	274,604	Award vests on 01/31/2023
	02/25/2021	890	216,705	Award vests on 01/31/2024
Michael J. Yates	02/21/2020	865	235,138	Award vests on 01/31/2023
	02/25/2021	765	186,220	Award vests on 01/31/2024

2021 Option Exercises and Stock Vested

The following table provides information on stock option exercises and stock vesting for all NEOs in 2021.

	Option Awards		Stock Awards

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (2)
Eric D. Ashleman	-	-	16,611	3,925,512
William K. Grogan	-	-	5,585	1,319,847
Denise R. Cade	30,633	3,145,016	4,469	1,056,114
Melissa S. Flores	-	-	596	129,174
Daniel J. Salliotte	5,172	528,426	1,631	385,438
Michael J. Yates	-	-	1,481	349,990

(1)	Calculated based on the difference between the closing price of Common Stock on the date of exercise and the exercise price.

(2)

Calculated based on the closing price of Common Stock on the vesting date or the previous trading day. For 2019 PSUs vesting on December 31, 2021 after the end of the three-year performance period with a vesting price of $236.32 and a multiplier of 143% due to IDEX’s 3-year relative TSR performance at the 59th percentile as compared to companies in the Russell Midcap Index, Mr. Ashleman had 16,611 shares vest, Mr. Grogan had 5,585 shares vest, Ms. Cade had 4,469 shares vest, Ms. Flores had 301 shares vest, Mr. Salliotte had 1,631 share vest and Mr. Yates had 1,481 shares vest. For restricted shares vesting on February 22, 2021, Ms. Flores had 295 shares vest.

Pension Benefits at 2021 Fiscal Year End

The following table provides information related to the pension benefits payable to each NEO determined as described in the footnotes below.

	Plan Name	Number of Years Credited Service (#) (1)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($) (2)
Eric D. Ashleman	Pension Plan	N/A	N/A	N/A
William K. Grogan	Pension Plan	N/A	N/A	N/A
Denise R. Cade	Pension Plan	N/A	N/A	N/A
Melissa S. Flores	Pension Plan	N/A	N/A	N/A
Daniel J. Salliotte	Pension Plan	1.17	N/A	53,566
Michael J. Yates	Pension Plan	N/A	N/A	N/A

(1)	Credited service is determined under the Pension Plan as of December 31, 2021. Mr. Salliotte has been employed by the Company since 2004 but the Pension Plan was frozen as of December 31, 2005.

(2)	Mr. Salliotte was paid a lump sum during 2021 for the full amount of his pension benefit.

Nonqualified Deferred Compensation at 2021 Fiscal Year End

The Supplemental Executive Retirement and Deferred Compensation Plan (SERP) is an unfunded, nonqualified plan designed to provide supplemental executive retirement benefits. The following table provides information related to the benefits payable to each NEO under the defined contribution portion of the SERP, which is the Company’s only defined contribution nonqualified deferred compensation plan:

Name	Executive Contributions in Last Fiscal Year ($) (1)	Registrant Contributions in Last Fiscal Year ($) (2)	Aggregate Earnings in Last Fiscal Year ($) (3)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at Last Fiscal Year End ($) (4)
Eric D. Ashleman	-	130,393	184,818	5,711	1,454,664
William K. Grogan	-	69,084	68,571	3,027	584,022
Denise R. Cade	-	63,859	64,168	2,753	635,972
Melissa S. Flores	-	23,609	510	643	49,430
Daniel J. Salliotte	-	40,365	74,856	1,349	903,817
Michael J. Yates	-	44,441	181,613	1,478	911,187

(1)	None of the NEOs contributed to the SERP in 2021.

(2)	Amounts are reflected in All Other Compensation column of the Summary Compensation Table.

(3)

None of the amounts reported in this column are reported in the “Summary Compensation Table” because the Company does not pay guaranteed, above-market or preferential earnings on deferred compensation under the SERP.

(4)

The following amounts have been previously reported as “All Other Compensation” in the Summary Compensation Table for prior years: Mr. Ashleman, $594,934; Mr. Grogan, $276,920; Ms. Cade, $321,647; and Mr. Salliotte, $39,480.

Narrative to Nonqualified Deferred

Compensation at 2021 Fiscal Year End Table

Supplemental Executive Retirement and Deferred Compensation Plan

Eligible employees may defer until a future date payment of all or any portion of their annual salary or bonus under the defined contribution portion of the SERP. Deferral elections may be made annually. These amounts are fully vested. The Company also contributes to an eligible employee’s account additional amounts, as described below, that are fully vested after the employee has completed three years of service.

The Company contributes an amount equal to 4% of the eligible employee’s compensation up to the IRS limit on compensation reduced by the amount of any Company matching contribution that is made to the 401(k) Plan. Additionally, the Company makes annual contributions to the accounts of eligible employees based on the employee’s compensation above the IRS limit on compensation in the Defined Contribution Plan, determined based on the following table:

Sum of Participant’s Age Plus Years of Service	Contribution Percentage
Less than 40	7.5
40 but less than 55	8.0
55 but less than 70	8.5
70 or more	9.0

Certain eligible employees designated by the Compensation Committee, including the NEOs, also receive an additional contribution equal to 2% of the employee’s compensation.

Deferred Compensation Account

All amounts deferred are recorded in a memorandum account for each employee and are credited or debited with earnings or losses as if such amounts had been invested in either an interest-bearing account or receive an investment return as if the funds were invested in certain mutual funds, as selected by the employee. The deferred compensation credited to the interest-bearing account is adjusted on at least a quarterly basis with hypothetical earnings equal to the lesser of the Barclays Capital Long Term Bond AAA — Corporate Bond Index as of the first business day in November of the calendar year preceding the year for which the earnings are to be credited or 120% of the long-term applicable Federal rate as of the first business day in November. The memorandum accounts are not funded, and the right to receive future payments of amounts recorded in these accounts is an unsecured claim against the Company’s general assets.

The deferred compensation account amounts are payable upon separation of service within the meaning of IRC Section 409A; however, no benefits are payable prior to the date that is six months after the date of separation of service, or the date of death of the employee, if earlier. Account balances will be paid either in a single lump sum or in up to ten substantially equal annual installments, as elected by the employee at the time he or she first becomes eligible for the SERP.

Prior to separation from service, amounts may be paid only on the occurrence of an unforeseeable emergency, within the meaning of IRC Section 409A. On the occurrence of a change in control event within the meaning of IRC Section 409A, all amounts become vested and are distributed at that time in a single lump-sum payment.

Potential Payments upon Termination or

Change in Control

Messrs. Ashleman and Grogan and Ms. Flores

The Company has entered into letter agreements with Messrs. Ashleman and Grogan and Ms. Flores providing for (a) severance pay in an amount equal to two times the sum of the executive’s annual base salary and target MICP bonus in the event of an involuntary termination within two years following a change in control, payable over the 24-month period following termination and (b) severance pay in an amount equal to the sum of one year of salary and target MICP bonus in the event of an involuntary termination without cause other than in connection with a change in control, in exchange for a signed release.

Messrs. Salliotte and Yates and Ms. Cade

As previously reported in the Company’s Current Report on Form 8-K filed on July 2, 2021, Mr. Salliotte entered into a separation and release agreement with the Company, dated June 30, 2021. Pursuant to Mr. Salliotte’s separation agreement, subject to his compliance with the terms of the separation agreement, such as his timely execution and non-revocation of the separation agreement (which includes a release of claims) timely reaffirmation of a release of claims, and continued compliance with his restrictive covenants, Mr. Salliotte will receive each of the following payable in a lump sum, generally within 30 days after March 1, 2022, in each case, less applicable taxes and withholdings:

•	$376,000, representing twelve months of base salary;

•	$244,400, representing Mr. Salliotte’s target MICP bonus; and

•	$31,616 for medical continuation coverage.

Mr. Salliotte will also receive 12 months of outplacement services.

The foregoing description is qualified in its entirety by Mr. Salliotte’s separation agreement, which is Exhibit 10.1 to our Quarterly Report on Form 10-Q filed July 28, 2021.

Mr. Salliotte will also receive a lump sum payout under the SERP, which, as of December 31, 2021, would have consisted of $903,817. Mr. Salliotte’s outstanding options became fully vested and exercisable as he qualified for retirement treatment under the IAP, and his PSUs and any dividend equivalents thereon will become fully vested and earned based on the actual level of achievement of the performance goals against target measured through the end of the performance period. If such termination had occurred on December 31, 2021, the value of his accelerated options would have been $735,698 and the value of his PSUs would have been $491,309, using the closing per share market price of $236.32 on December 31, 2021.

Mr. Yates separated from the Company as of January 1, 2022 and entered into a separation and release agreement with the Company dated May 20, 2021. Pursuant to Mr. Yates’ separation agreement, subject to his compliance with the terms of the separation agreement, such as his timely execution and nonrevocation of the separation agreement (which includes a release of claims), timely reaffirmation of a release of claims, and continued compliance with his restrictive covenants, Mr. Yates was entitled to receive each of the following payable in a lump sum, generally within 30 days after January 1, 2022, in each case, less applicable taxes and withholdings:

•	$423,400, representing twelve months of base salary;

•	$232,870, representing Mr. Yates’ target MICP bonus;

•	$31,616 for medical continuation coverage; and

•	$75,000 as an additional enhanced severance payment.

Mr. Yates’ will also receive a lump payout under the SERP, which, as of December 31, 2021, would have consisted of $911,187. Mr. Yates’ outstanding options became fully vested and exercisable as he qualified for retirement treatment under the IAP, and his PSUs and any dividend equivalents thereon will become fully vested and earned based on the actual level of achievement of the performance goals against target measured through the end of the performance period. If such termination had occurred on December 31, 2021, the value of his accelerated options would have been $647,163 and the value of his PSUs would have been $421,358, using the closing per share market price of $236.32 on December 31, 2021.

As previously reported in the Company’s Current Report on Form 8-K filed on February 8, 2022, Ms. Cade resigned from the Company effective February 25, 2022.

Equity Awards

The IAP provides that if a change in control occurs, then each outstanding award will continue in effect, or be assumed or an equivalent award substituted by the Company’s successor; provided, that if the grantee incurs a termination of service without cause or for good reason (each as defined in the IAP) within 24 months following such change in control, the awards will become fully exercisable and all forfeiture restrictions will lapse. If an outstanding award is not assumed or substituted upon a change in control or if, following a change in control, neither the Company nor its successor has equity securities that are readily tradable on a regulated securities exchange, then the awards will vest in full.

2020 and 2021 PSU Grants

Notwithstanding the foregoing, the award agreements for PSUs granted in 2020 and 2021 provide that if a change in control occurs, the grantee will receive a cash payment in respect of such PSUs valued based on the actual level of achievement of the performance goals against target measured as of the date of the change in control, including dividend equivalents earned up to the change in control, with such value adjusted to the date of payment to reflect hypothetical earnings (equal to the lesser of the Barclays Long Aaa U.S. Corporate Index or 120% of the applicable federal long-term rate, in each case, determined as of the first business day of November of the calendar year preceding the change in control and compounded) for the period between such change in control and the date of payment. The cash payment will be paid as soon as practicable following the earliest to occur of the following events: (i) if, as of the time of the change in control, the grantee is eligible for retirement, as of the date of the change in control, (ii) as of the date the grantee first becomes eligible for retirement following the change in control if that date occurs prior to the end of the performance period, (iii) if the grantee’s service is terminated by the Company without cause or by the grantee for good reason and the date of termination occurs (or the event giving rise to good reason occurs), in each case, within 24 months following the change in control, on the date of such termination, (iv) if the grantee remains employed through the end of the applicable performance period, as of the end of the applicable performance period, or (v) if the grantee’s employment is terminated due to death or disability prior to the end of the performance period, as of the date of death or disability.

Termination due to Death, Disability or Retirement

The award agreements for stock options and restricted stock awards provide that if the grantee’s service is terminated by reason of death, disability or retirement, the award will become fully vested and exercisable. The award agreements for the 2020 and 2021 PSU grants provide that if the grantee’s service is terminated by reason of death, disability or retirement, the PSUs and any dividend equivalents thereon will become fully vested and earned based on the actual level of achievement of the performance goals against target measured through the end of the performance period.

SERP

Pursuant to the SERP, if a change in control occurs then not later than the closing date for the change in control event the amount credited to each participant’s deferred compensation account shall be distributed in one lump sum in cash and/or Common Stock.

Quantification of Termination Payments and Benefits — Change in Control

The following tables set forth the amount each NEO (excluding Messrs. Salliotte and Yates and Ms. Cade, who departed the Company after fiscal year end and before this proxy statement was filed) would receive in the event of a termination of employment, as severance or as a result of accelerated vesting if his or her employment was terminated without cause or for good reason, or for disability or death, upon a change in control or in connection with a termination of employment following a change in control, using the following assumptions:

•	change in control and/or termination of employment on December 31, 2021;

•	accelerated vesting of options and restricted stock, and exercise of all accelerated vested options based on the closing market price of $236.32 per share of Common Stock on December 31, 2021;

•	accelerated vesting of PSUs and payment of cumulative dividend equivalents as valued based on performance as of December 31, 2021; and

•	accelerated vesting of benefits under the SERP, paid in a lump sum.

All potential termination payments set forth in the tables below reflect full payments under the potential scenarios and do not reflect any reductions that could occur if the payment is subject to excise tax under Section 280G of the Internal Revenue Code.

Change in Control and Termination Payments and Benefits for Eric D. Ashleman

Incremental Benefits Due to Termination Event	Involuntary Not for Cause Termination ($)	Disability, Death or Retirement ($)	Change in Control ($)	Involuntary Not for Cause Termination or Voluntary Good Reason Termination Following Change in Control ($)
Cash Severance (incl. Incentives)	1,800,000	-	-	3,600,000
Unvested Options	-	4,486,365	-	4,486,365
Unvested Performance Shares (1)	-	3,757,615	-	3,694,927
SERP	1,454,664	1,454,664	1,454,664	1,454,664
Total	3,254,664	9,698,644	1,454,664	13,235,956

Change in Control and Termination Payments and Benefits for William K. Grogan

Incremental Benefits Due to Termination Event	Involuntary Not for Cause Termination ($)	Disability, Death or Retirement ($)	Change in Control ($)	Involuntary Not for Cause Termination or Voluntary Good Reason Termination Following Change in Control ($)
Cash Severance (incl. Incentives)	962,500	-	-	1,925,000
Unvested Options	-	2,570,059	-	2,570,059
Unvested Performance Shares (1)	-	1,823,519	-	1,795,613
SERP	584,022	584,022	584,022	584,022
Total	1,546,522	4,977,600	584,022	6,874,694

Change in Control and Termination Payments and Benefits for Melissa S. Flores

Incremental Benefits Due to Termination Event	Involuntary Not for Cause Termination ($)	Disability, Death or Retirement ($)	Change in Control ($)	Involuntary Not for Cause Termination or Voluntary Good Reason Termination Following Change in Control ($)
Cash Severance (incl. Incentives)	600,000	-	-	1,200,000
Unvested Restricted Stock	-	122,886	-	122,886
Unvested Options	-	304,519	-	304,519
Unvested Performance Shares (1)	-	293,002	-	287,907
SERP	49,430	49,430	49,430	49,430
Total	649,430	769,837	49,430	1,964,742

(1)

In the event of a termination for disability, death, or retirement, PSU grants and cumulative dividend equivalents will generally become fully vested at the end of the applicable performance period. For purposes of the termination payment calculation, PSU grants have been valued based on performance as of December 31, 2021.

CEO and Median Employee Pay Ratio

We believe our executive compensation program must be consistent and internally equitable to motivate our employees to perform in ways that enhance stockholder value. We are committed to providing market-competitive compensation and to internal pay equity. The following CEO to median employee pay ratio is provided pursuant to Item 402(u) of SEC Regulation S-K.

Methodology for Identifying the Median Employee

The Compensation Committee reviewed a comparison of our CEO’s annual total compensation in 2021 to that of the median employee for the same period. As permitted under Item 402(u), the Company determined that there were no changes to the employee population or employee compensation arrangements over the last fiscal year and elected to use the median employee identified in 2020 for the 2021 analysis. However, the previously identified median employee terminated employment in 2021, and the Company used a similarly compensated employee for 2021, in accordance with Item 402(u).

Under the Item 402(u)(4)(ii) (“de minimis”) exemption, the Company may exclude non-U.S. employees up to a 5% threshold when identifying the median employee. As noted in the Company’s 2021 Proxy Statement, in determining such median employee, the Company excluded 163 employees from the following jurisdictions, comprising less than 5% of the 6,954 total Company population (with number of employees):

Australia (23)	Colombia (1)	Korea (3)	South Africa (2)
Austria (49)	Czech Republic (1)	Mexico (6)	United Arab Emirates (10)
Belgium (16)	France (7)	Poland (1)
Brazil (8)	Ireland (23)	Singapore (13)

The 6,791 employees who were included in identifying the median employee are located in the following countries:

Canada	India	Sweden	United Kingdom
China	Italy	Switzerland	United States of America
Germany	Japan	The Netherlands

Pay Ratio

We calculated annual total compensation for the median employee consistent with the same methodology we used for our NEOs as set forth in the 2021 Summary Compensation Table. The annual total compensation of the CEO is $6,719,772. The median of the annual total compensation of all employees except the CEO is $61,933. The pay ratio is 109:1.

Our Board of Directors recommends that you vote FOR the approval of the Company’s executive compensation

PROPOSAL 2 — ADVISORY VOTE ON EXECUTIVE COMPENSATION

We are soliciting a non-binding advisory vote (say-on-pay) on the compensation of the Company’s NEOs, as described in the Compensation Discussion and Analysis, the compensation tables, and the accompanying narrative disclosure set forth in this Proxy Statement, as required under Section 14A of the Securities Exchange Act of 1934, as amended.

The Company maintains a balanced approach to executive compensation with a mix of both cash and non-cash awards and short- and long-term incentives, with total direct compensation targeted within a range that includes market median for comparable positions at comparable companies. Where an individual executive’s target compensation is positioned within the competitive range is based on the individual factors listed in the Compensation Discussion and Analysis. Actual compensation in any given year should and does vary from target based on Company and individual performance. In this way, the Company motivates and rewards both vital short-term performance and long-term value creation. The Board of Directors strongly endorses the Company’s executive compensation program and recommends that the stockholders vote in favor of the following resolution:

RESOLVED, that the stockholders approve, on an advisory basis, the compensation paid to the Company’s named executive officers as disclosed in this Proxy Statement pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and accompanying narrative discussion contained in this Proxy Statement.

Because the vote is advisory, it will not be binding on the Company. However, the Compensation Committee will consider the outcome of the vote in determining future compensation policies and decisions. Currently, stockholders are given an opportunity to cast an advisory vote on this topic annually, with the next opportunity occurring in connection with the Company’s 2023 Annual Meeting of Stockholders.

AUDIT COMMITTEE REPORT

For the year ended December 31, 2021, the Audit Committee has reviewed and discussed the audited financial statements with management and the Company’s independent registered public accounting firm, Deloitte & Touche LLP. The Audit Committee discussed with Deloitte & Touche LLP the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC, and reviewed the results of the independent registered public accounting firm’s examination of the financial statements.

The Audit Committee also received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding Deloitte & Touche LLP’s communications with the Audit Committee concerning independence, discussed with the auditors their independence, and satisfied itself as to the auditors’ independence.

Based on the above reviews and discussions, the Audit Committee recommends to the Board of Directors that the financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2021, for filing with the SEC.

Notwithstanding anything to the contrary set forth in any of the Company’s previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings made by the Company under those statutes, in whole or in part, this report shall not be deemed to be incorporated by reference into any such filings, nor will this report be incorporated by reference into any future filings made by the Company under those statutes.

Mark A. Buthman, Chair

William M. Cook

Katrina L. Helmkamp

Ernest J. Mrozek

David C. Parry

PRINCIPAL ACCOUNTANT FEES AND SERVICES

The aggregate fees billed to the Company for each of the last two fiscal years for professional services rendered by the Company’s principal accounting firm, Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, the Deloitte Entities), are set forth in the table below. All such fees were pre-approved by the Audit Committee in accordance with the pre-approval policy discussed below.

	2021	2020
Audit fees(1) (2)	$4,062,000	$3,804,204
Audit-related fees(3)	-	-
Tax fees(4)	$1,207,000	$1,419,800
All other fees(5)	-	-
Total	$5,269,000	$5,224,004

(1)

Audit fees represent the aggregate fees billed for the audit of the Company’s financial statements, review of the financial statements included in the Company’s quarterly reports, and services in connection with statutory and regulatory filings or engagements.

(2)	Audit fees include $20,000 of additional fees related to the 2020 audit of the Company’s financial statements that were billed after the Company’s 2020 Proxy Statement was filed on March 23, 2021.
(3)

Audit-related fees represent the aggregate fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements and are not reported under audit fees.

(4)	Tax fees represent the aggregate fees billed for professional services for tax compliance, tax advice and tax planning.
(5)

All other fees represent the aggregate fees billed for products and services that are not included in the audit fees, audit-related fees, and tax fees. The Audit Committee has determined that the provision of these services is not incompatible with maintaining the Deloitte Entities’ independence.

Pre-Approval Policies and Procedures

The Audit Committee has adopted a policy that requires the pre-approval of audit and non-audit services rendered by the Deloitte Entities. For audit services, the accounting firm provides the Audit Committee with an audit services plan during the second quarter of each fiscal year outlining the scope of the audit services proposed to be performed for the fiscal year and the associated fees. This audit services plan must be formally accepted by the Audit Committee.

For non-audit services, management submits to the Audit Committee for approval during the second quarter of each fiscal year and from time-to-time during the fiscal year a list of non-audit services that it recommends the Audit Committee engage the accounting firm to provide for the current year, along with the associated fees. Company management and the accounting firm each confirm to the Audit Committee that any non-audit service on the list is permissible under all applicable legal requirements.

The Audit Committee approves both the list of permissible non-audit services and the budget for such services. The Audit Committee delegates to its Chair the authority to amend or modify the list of approved permissible non-audit services and fees. The Chair reports any such actions taken to the Audit Committee at a subsequent Audit Committee meeting.

Our Board of Directors and Audit Committee recommend that you vote FOR the ratification of the appointment of Deloitte & Touche LLP

PROPOSAL 3 — APPROVAL OF AUDITORS

The Audit Committee has appointed Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2022. Representatives of Deloitte & Touche LLP will attend the Annual Meeting and will have the opportunity to make a statement if they desire to do so. They will also be available to respond to appropriate questions.

Although the rules of the U.S. Securities and Exchange Commission and the corporate governance listing standards of the New York Stock Exchange require that the Audit Committee be directly responsible for selecting and retaining the independent registered public accounting firm, we are providing stockholders with the opportunity to express their views on this issue. While this vote is not binding, if the stockholders do not ratify the appointment of Deloitte & Touche LLP, the Audit Committee will take the vote into account in making future appointments.

STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS

FOR THE 2023 ANNUAL MEETING OF STOCKHOLDERS

A stockholder desiring to submit a proposal for inclusion in the Company’s proxy statement for the 2023 Annual Meeting of Stockholders under Exchange Act Rule 14a-8 must deliver the proposal so that it is received by the Company at its principal executive offices no later than November 23, 2022 and otherwise comply with SEC rules. The Company requests that all such proposals be addressed to Corporate Secretary, IDEX Corporation, 3100 Sanders Road, Suite 301, Northbrook, IL 60062, and mailed by certified mail, return receipt requested.

In 2021, we amended our Bylaws to provide that, under certain circumstances, a stockholder or group of stockholders may include director candidates that they have nominated in the proxy materials for our annual meetings. Stockholders who intend to submit director nominees for inclusion in the Company’s proxy statement for the 2023 Annual Meeting of Stockholders must comply with the requirements of proxy access set forth in the Company’s Bylaws. The stockholder or group of stockholders who wish to submit director nominees pursuant to proxy access must deliver the required materials to the Company so that it is received by the Company no earlier than 150 or later than 120 days before the first anniversary of the date the definitive proxy statement was first made available to stockholders in connection with the preceding year’s annual meeting of stockholders. To be timely for the 2023 Annual Meeting of Stockholders, any such notice must be received by the Corporate Secretary, at the address above, on any date beginning on October 24, 2022 and ending on November 23, 2022.

In addition, any stockholder desiring to nominate a director for election or propose other business for consideration at the 2023 Annual Meeting of Stockholders (other than under Exchange Act Rule 14a-8) must provide written notice in accordance with the Company’s Bylaws. Such notice must contain the information required by the Bylaws and must be received by the Corporate Secretary no earlier than 120 or later than 90 days before the first anniversary of the preceding year’s annual meeting of stockholders. To be timely for the 2023 Annual Meeting of Stockholders, any such notice must be received by the Corporate Secretary, at the address above, on any date beginning on January 6, 2023 and ending on February 5, 2023. In addition to satisfying the foregoing requirements under our Bylaws, to comply with the universal proxy rules (once effective), stockholders who intend to solicit proxies in support of director nominees other than management’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than March 7, 2023.

OTHER BUSINESS

The Board of Directors does not know of any business to be brought before the Annual Meeting other than the matters described in the Notice of Annual Meeting. However, if any other matters are properly presented for action, it is the intention of each person named in the accompanying proxy to vote said proxy in accordance with his or her judgment on those matters.

By Order of the Board of Directors,

LISA M. ANDERSON

Senior Vice President, General Counsel

and Corporate Secretary

March 23, 2022

Northbrook, Illinois

A copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2021, including the financial statement schedules, as filed with the Securities and Exchange Commission, may be obtained by stockholders without charge by sending a written request to Chief Financial Officer, IDEX Corporation, 3100 Sanders Road, Suite 301, Northbrook, IL 60062.

IDEX CORPORATION 3100 SANDERS RD, SUITE 301 NORTHBROOK, IL 60062

VOTE BY INTERNET

Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on May 5, 2022. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/IEX2022

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on May 5, 2022. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
D72624-P65286 KEEP THIS PORTION FOR YOUR RECORDS
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DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER(S). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR EACH DIRECTOR NOMINEE AND FOR PROPOSALS 2 AND 3. IF ANY OTHER MATTERS PROPERLY COME BEFORE THE MEETING, THE PERSONS NAMED IN THIS PROXY WILL VOTE IN THEIR DISCRETION.

1.	To elect four directors named in the proxy statement as follows:

	Class III Nominees (each for a term of three years):	For	Against	Abstain
	1a. Livingston L. Satterthwaite	☐	☐	☐
	1b. David C. Parry	☐	☐	☐
	1c. Eric D. Ashleman	☐	☐	☐
Class II Nominee (for a remaining term of two years):
	1d. L. Paris Watts-Stanfield	☐	☐	☐
					For	Against	Abstain
2.	Advisory vote to approve named executive officer compensation.				☐	☐	☐

3.	Ratification of the appointment of Deloitte & Touche LLP as our independent registered accounting firm for 2022.				☐	☐	☐

Please sign exactly as name(s) appear(s) hereon. When shares are held by joint tenants, both should sign. When signed as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

IDEX CORPORATION

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

MAY 6, 2022

The Annual Meeting of Stockholders of IDEX Corporation (the “Company”) will be held virtually at www.virtualshareholdermeeting.com/IEX2022, on Friday, May 6, 2022, at 9:00 a.m. Central Time, for the purposes listed on the reverse side.

The Board of Directors fixed the close of business on March 11, 2022 as the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting.

YOUR VOTE IS IMPORTANT

Regardless of whether you plan to attend the Annual Meeting of Stockholders, you can be sure these shares are represented at the meeting by promptly returning your proxy in the enclosed envelope.

Important Notice Regarding the Availability of Proxy Materials for the 2022 Annual Meeting

The Notice of the Annual Meeting, Proxy Statement and Annual Report on Form 10-K of

IDEX Corporation are available at:

http://phx.corporate-ir.net/phoenix.zhtml?c=83305&p=irol-reportsAnnual

Proxy card must be signed and dated on the reverse side.

    Please fold and detach card at perforation before mailing.

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D72625-P65286

IDEX CORPORATION

3100 SANDERS ROAD, SUITE 301

NORTHBROOK, ILLINOIS 60062

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoint(s) William M. Cook and Eric D. Ashleman, and each of them, as Proxies, with full power of substitution, and hereby authorize(s) them to represent and to vote, as designated on the reverse side, all the shares of common stock of IDEX Corporation held of record by the undersigned on March 11, 2022, at the Annual Meeting of Stockholders to be held virtually at www.virtualshareholdermeeting.com/IEX2022, on May 6, 2022, at 9:00 a.m. Central Time, or at any adjournment or postponement thereof.

Continued and to be signed on reverse side